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                               DIME BANCORP, INC.
                                589 FIFTH AVENUE
                            NEW YORK, NEW YORK 10017

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JULY 14, 2000

     The Annual Meeting of Stockholders of Dime Bancorp, Inc. will be held at Chelsea Piers, Pier 60, 23rd Street and Hudson River, New York, New York, on July 14, 2000 at 10:00 a.m. for the purpose of electing five directors, as set forth in the proxy statement accompanying this Notice, and to transact such other business as may properly come before the annual meeting and any adjournments.

     The Board of Directors has fixed the close of business on May 18, 2000 as the record date for the determination of stockholders who are entitled to notice of, and to vote at, the annual meeting. A complete list of the stockholders entitled to vote at the annual meeting shall be open to inspection by any stockholder, for any lawful purpose germane to such meeting, at any time during usual business hours for a period of ten days prior to such meeting at the offices of Dime located at 589 Fifth Avenue, Second Floor, Investor Relations Department, New York, New York 10017 (telephone 212-326-6170).

     A copy of Dime's Annual Report on Form 10-K for the year ended December 31, 1999 was previously sent to Dime stockholders on or about March 30, 2000.

New York, New York                                        By order of the Board of Directors,
June 12, 2000                                             Gene C. Brooks
                                                          Secretary

         YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU
   OWN. WE ENCOURAGE YOU TO VOTE BY PROXY SO THAT YOUR SHARES WILL BE REPRESENTED AND VOTED AT THE MEETING EVEN IF YOU CANNOT ATTEND. OF COURSE, YOU MAY VOTE IN PERSON AT THE MEETING IF YOU SO CHOOSE.
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                               DIME BANCORP, INC.
                                589 FIFTH AVENUE
                            NEW YORK, NEW YORK 10017
                             ---------------------

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JULY 14, 2000
                             ---------------------

     This proxy statement and the accompanying proxy card are being mailed to stockholders of Dime Bancorp, Inc. commencing on or about June 12, 2000 in connection with the solicitation by Dime's Board of Directors of proxies to be used at the annual meeting of stockholders to be held at Chelsea Piers, Pier 60, 23rd Street and Hudson River, New York, New York, at 10:00 a.m. on July 14, 2000.

     All properly executed proxies that are delivered pursuant to this proxy statement will be voted on all matters that properly come before the annual meeting for a vote. If your signed proxy card specifies instructions with respect to the matters being voted upon, your shares will be voted in accordance with your instructions. If no instructions are specified on your signed proxy card, your shares will be voted FOR the election of the directors and in the discretion of the proxy holders as to any other matters that may properly come before the annual meeting. Your proxy may be revoked at any time prior to being voted by: (i) filing with the Secretary of Dime (Gene C. Brooks, at 589 Fifth Avenue, New York, New York 10017) written notice of such revocation, (ii) submitting a duly executed proxy card bearing a later date, or (iii) attending the annual meeting and giving the Secretary notice of your intention to vote in person.

     WHETHER OR NOT YOU ATTEND THE ANNUAL MEETING, YOUR VOTE IS IMPORTANT. ACCORDINGLY, REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOU ARE ASKED TO VOTE PROMPTLY BY SIGNING AND RETURNING THE ACCOMPANYING PROXY CARD.

     Shares can be voted at the annual meeting only if you are represented by proxy or are present in person.

VOTING STOCK AND VOTE REQUIRED

     The Board of Directors has fixed the close of business on May 18, 2000 as the record date for the determination of stockholders who are entitled to notice of, and to vote at, the annual meeting. On the record date, there were 111,724,928 shares of Dime common stock outstanding. Each stockholder of record on the record date is entitled to one vote for each share held. Information with respect to the beneficial ownership of Dime common stock by the directors and executive officers of Dime and certain other persons is set forth under the caption "Stock Ownership of Management and Certain Beneficial Owners."

     Under the existing policy adopted by Dime, voting will not be confidential.

     Approval of the election of directors requires the affirmative vote of a majority of the shares of Dime common stock that has voting power present, in person or by proxy, at the annual meeting. Abstentions and broker non-votes will be counted as being present at the annual meeting and will have the same effect as votes against each of the proposals.

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                        BACKGROUND TO THE ANNUAL MEETING
                         AND NORTH FORK'S HOSTILE OFFER

DIME-HUDSON MERGER

     On September 15, 1999, we entered into a merger agreement with Hudson United Bancorp.

     On March 5, 2000, ten days before the special meeting of Dime stockholders that had been scheduled to consider the Dime-Hudson merger, North Fork Bancorporation, Inc. announced that it intended to bust-up the merger and make a hostile tender offer for your Dime common stock. Your Board of Directors considered the proposed hostile bid, recommended that Dime stockholders not tender their shares to North Fork and delayed the special meeting in order to allow for the dissemination of additional information.

     On March 15, 2000, North Fork formally began its hostile tender offer. On March 19, 2000, your Board of Directors met to consider again North Fork's offer in light of the materials North Fork had released. After careful consideration, the Board determined that North Fork's offer is inadequate and not in the best interests of Dime and its stockholders and recommended that you reject North Fork's offer by not tendering your shares. On that same date, your Board delayed the special meeting again in order to allow stockholders time to consider all the information being disseminated.

     On April 28, 2000, we and Hudson announced our decision to terminate the merger agreement, and we cancelled the special meeting.

CONSIDERATION OF STRATEGIC OPTIONS

     On April 28, 2000, we also announced that your Board of Directors and management, together with their financial and legal advisors, would begin a comprehensive exploration of all strategic options in order to realize the full value of our franchise. These options could include a strategic transaction, such as a tender offer, merger, reorganization, asset sale or transfer or other similar transaction.

     On May 2, 2000, North Fork contacted us seeking to arrange a meeting of financial advisors to discuss North Fork's offer. We responded that it would be premature to consider a meeting until we had completed the exploration of strategic options.

     On May 24, 2000, we announced that we believed that SEC regulations required us to disclose that we are in the preliminary stages of negotiations with parties concerning the possibility of a strategic transaction and have begun to enter into confidentiality and standstill agreements. We also announced that, in the opinion of your Board, the disclosure of the terms of possible strategic transactions or of the identities of possible parties would jeopardize continuation of these negotiations. Accordingly, we may not make any further disclosure in this regard until required by SEC regulations or other applicable laws.

     Dime cannot assure that its exploration of strategic options will result in a strategic transaction that is recommended by its Board of Directors or that any recommended transaction will be consummated.

     Your Board of Directors and management are acting to advance your interests as stockholders and need your support. Therefore, we are asking for your vote for our director nominees to show your support for the process we have set in motion and ensure the Board's ability to see it through, with a minimum of disruption, to a satisfactory conclusion.

TIMING OF THE ANNUAL MEETING

     We typically hold our annual meeting of stockholders at the end of April of each year. The Board decided earlier in the year to hold the annual meeting after the closing of the proposed merger with Hudson. Having the annual meeting after the closing of the merger would have provided all of the stockholders of the surviving corporation with the opportunity to vote. As discussed above,

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North Fork's hostilities have in effect led to a substantial delay of Dime's annual meeting relative to its historic schedule.

POTENTIAL SOLICITATION BY NORTH FORK

     North Fork has announced that it intends to solicit proxies from Dime stockholders to withhold authority with respect to Dime's director nominees at the annual meeting. Even if North Fork goes forward with its proxy solicitation and obtains a substantial number of proxies, Dime's director nominees will continue to serve as directors. Therefore, we believe North Fork's solicitation does not warrant further comment at this time, and it in no way affects the recommendation of your Board regarding these nominees.

MORE INFORMATION REGARDING NORTH FORK'S HOSTILE TENDER OFFER

     On March 20, 2000, we sent each stockholder a document that discussed in detail the reasons for your Board's determination that North Fork's hostile tender offer is inadequate and not in the best interests of Dime and its stockholders, the actions the Board was taking in response to North Fork's hostile tender offer and other information stockholders should know to evaluate North Fork's unsolicited offer.

     This document was filed with the SEC as part of a "Schedule 14D-9," and since the original filing, Dime has amended the Schedule 14D-9 several times to update it. Any stockholder interested in further information regarding North Fork's hostile tender offer is urged to read the Schedule 14D-9 and the amendments and exhibits to it because they contain important information.

     You can obtain a free copy of the Schedule 14D-9 and the amendments and exhibits to it at the SEC's Internet web site at www.sec.gov. They may also be obtained for free from us by calling our representative, Innisfree M&A Incorporated, at 1-888-750-5834. Dime also may make available some information, such as press releases or other documents, relating to North Fork's hostile tender offer on the Internet at www.dime.com.

                             ELECTION OF DIRECTORS

     The Board of Directors currently consists of 17 members, each of whom also serves as a director of Dime Bancorp's wholly owned subsidiary, The Dime Savings Bank of New York, FSB. (As used in this proxy statement, the term "Dime" refers, as appropriate, to Dime Bancorp, Dime Savings, and their subsidiaries, collectively, to Dime Bancorp, individually, or to Dime Savings, individually.) Dime's Amended and Restated Certificate of Incorporation provides that the Board of Directors must be divided into three classes as nearly equal in number as possible. The members of each class hold office for a term of three years expiring at the third annual meeting of stockholders following the annual meeting of stockholders at which they were elected and until his or her successor has been elected and has qualified.

     Five directors will be elected at the annual meeting. All of the nominees are currently serving as directors of Dime. Each of the nominees has been nominated for election to serve for a term of three years.

     Dime's by-laws provide that any person who was or became a director upon the consummation of the merger of Dime Bancorp and Anchor Bancorp, Inc. in January 1995 will be eligible to serve as a director until the annual meeting of stockholders next to occur after his or her 75th birthday. Pursuant to this provision in the by-laws, Dr. Paul A. Qualben will cease to be a director immediately following the annual meeting. As a result of Dr. Qualben's retirement, Dime's Board of Directors will have 16 members after the annual meeting.

     The persons named as proxies in the enclosed proxy card intend to vote for the election of the persons listed below, unless the proxy card is marked to indicate that such authorization is expressly withheld. Should any of the listed persons withdraw or be unable to serve (which the Board of

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Directors does not expect) or should any other vacancy occur in the Board of
Directors before the annual meeting, it is the intention of the persons named in the enclosed proxy card to vote for the election of such persons as may be recommended to the Board of Directors by the Governance and Nominating Committee of the Board. If there are no substitute nominees, the size of the Board of Directors may be reduced.

     The following section sets forth the names, ages (as of January 31, 2000), principal occupations, terms, and length of Board service of, the five persons nominated for election as directors of Dime at the annual meeting and each other director of Dime who will continue to serve as a director after the annual meeting.(1)

NOMINEES FOR DIRECTOR:

J. BARCLAY COLLINS II joined the Board in 1993. Mr. Collins, 55, has served as Executive Vice President and General Counsel of Amerada Hess Corporation since 1990 and as a director since 1986.

JAMES F. FULTON joined the Board in 1981. Mr. Fulton, 69, has been President of
     Fulton + Partners, Inc. (planning and design consultants) since 1966 and Chairman of the Board of Pratt Institute (an educational institution) since 1992.

VIRGINIA M. KOPP joined the Board in 1981. Mrs. Kopp, 70, is active in community affairs. From 1983 until her retirement in 1987, Mrs. Kopp was co-owner and operator of a retail business.

SALLY HERNANDEZ-PINERO joined the Board in 1994. Ms. Hernandez-Pinero, 46, has served as Senior Vice President for Corporate Affairs of The Related Companies, L.P. (a low-income real estate syndicator and owner/manager of multi-family residential property) since May 1999. From June 1998 until she assumed her current position, Ms. Hernandez-Pinero served as a managing director of the Fannie Mae American Communities Fund. From October 1994 until May 1998, Ms. Hernandez-Pinero was of counsel to the law firm of Kalkines, Arky, Zall & Bernstein. She is a director of Consolidated Edison, Inc. (a public utility) and Accuhealth, Inc. (a health care firm).

LAWRENCE J. TOAL joined the Board in 1991. Mr. Toal, 62, became the Chairman of the Board of Dime Bancorp in April 1998 and the Chief Executive Officer of Dime Bancorp and the Chairman of the Board and Chief Executive Officer of Dime Savings in January 1997. He has been the President and Chief Operating Officer of Dime Bancorp since its formation and the President and Chief Operating Officer of Dime Savings since 1991. Mr. Toal has been a director of Waterhouse Investors Cash Management Fund, Inc., a registered investment company, since December 1995, and a director of SBLI Mutual Life Insurance Company, Inc. since January 2000.

              THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
                FOR THE ELECTION OF THE ABOVE NOMINEES FOR DIRECTOR.

CONTINUING DIRECTORS:

DERRICK D. CEPHAS joined the Board in 1994. Mr. Cephas, 48, has been a partner in the New York law firm of Cadwalader, Wickersham & Taft since 1994. Since November 1996, Mr. Cephas has been a director of Merrill Lynch International Bank, an Edge Act corporation and an indirect, wholly owned subsidiary of Merrill Lynch & Co., Inc. He has been a director of D.E. Shaw & Co., which serves as the direct or indirect general partner or manager of several privately-held securities and technology businesses (including registered broker-dealers and registered commodity pool operators), since February 1996. Mr. Cephas' term expires in 2002.

------------------
(1) Periods of service as a member of the Board includes service as a member of the Board of Directors of Anchor Bancorp and/or the Board of Directors of Anchor Savings Bank, FSB, and certain predecessor institutions, prior to the formation of Anchor Bancorp in 1991, as well as service as a member of the Board of Directors of Dime Savings prior to the formation of Dime Bancorp in 1994.

                                       4
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FREDERICK C. CHEN joined the Board in 1988. Mr. Chen, 72, is retired from Peat
     Marwick Main & Co. (now KPMG LLP), a firm of certified public accountants, where he was a senior banking partner from 1966 to 1987. He is a trustee of Republic Funds, an investment company. Mr. Chen's term expires in 2001.

RICHARD W. DALRYMPLE joined the Board in 1990. Mr. Dalrymple, 56, has been the
     President of Teamwork Management, Inc., an executive recruiting firm, since its formation in 1997. Prior to the merger of Dime Bancorp and Anchor Bancorp, Mr. Dalrymple served as President, Chief Operating Officer, and a director of Anchor Bancorp since its formation and as President, Chief Operating Officer, and a director of Anchor Savings Bank since 1990.
     Mr. Dalrymple has been a director of Waterhouse Investors Family of Funds, Inc., a registered investment company, since 1996 and a director of National Investors Cash Management Fund, Inc., a registered investment company, since 1997. Mr. Dalrymple's term expires in 2002.

FRED B. KOONS joined the Board in January 1999. Mr. Koons, 55, currently holds the title of Senior Executive Advisor with Dime and Dime Savings' wholly owned subsidiary, North American Mortgage Company, having served as Chief Executive Officer, Mortgage Banking, of Dime from December 1996 until July 1, 1999, and as Chief Executive Officer of North American from the date of Dime's acquisition of North American in October 1997 until July 1, 1999. From July 1996 until he joined Dime, Mr. Koons was a consultant to Dime regarding its mortgage banking strategy. From 1986 until 1995, Mr. Koons served as President, Chairman and Chief Executive Officer of Chase Manhattan Mortgage Corporation, Chairman and Chief Executive Officer of Chase Educational Finance Corp. and Executive Vice President of Chase Manhattan Bank, N.A. (now Chase Bank). Mr. Koons' term expires in 2002.

JAMES M. LARGE, JR. joined the Board in 1989. Mr. Large, 67, has been Chairman
     Emeritus of Dime Bancorp since April 1998. Prior to that date, Mr. Large served as Chairman of the Board of Dime Bancorp since January 1995 and as the Chief Executive Officer of Dime Bancorp and the Chairman of the Board and Chief Executive Officer of Dime Savings from January 1995 until his retirement at the end of 1996. Prior to the merger of Dime Bancorp and Anchor Bancorp, Mr. Large was Chairman of the Board and Chief Executive Officer of Anchor Bancorp since its formation and Chairman of the Board and Chief Executive Officer of Anchor Savings since April 1989. Mr. Large's term expires in 2001.

MARGARET OSMER-MCQUADE joined the Board in 1980. Ms. Osmer-McQuade, 61, has served as President of Qualitas International, an international consulting firm, since 1993, and as a director of Riverside Capital International LLC, an asset management company, since 1997. Ms. Osmer-McQuade's term expires in 2002.

JOHN MORNING joined the Board in 1979. Mr. Morning, 68, has been President of
     John Morning Design, Inc., a graphic design firm, since 1960.
     Mr. Morning's term expires in 2001.

EUGENE G. SCHULZ, JR. joined the Board in 1959. Mr. Schulz, 69, served as Vice
     Chairman and General Counsel of Anchor Savings prior to his retirement in 1989. Mr. Schulz's term expires in 2001.

HOWARD SMITH joined the Board in 1965. Mr. Smith, 68, has been President of
     Virginia Dare Extract Co., Inc., Brooklyn, New York, a manufacturer of flavors, since 1960. He is the Chairman of Lutheran Medical Center and the Chairman of Augustana Lutheran Home. Mr. Smith's term expires in 2002.

NORMAN R. SMITH, ED. D., joined the Board in 1993. Dr. Smith, 53, has served as
     President of Wagner College, Staten Island, New York since 1988.
     Dr. Smith's term expires in 2001.

IRA T. WENDER joined the Board in 1992. Mr. Wender, 73, is the sole owner of Ira
     T. Wender, P.C., which has provided services as of counsel since 1994 to the law firm of Patterson, Belknap, Webb & Tyler LLP. He is a director of REFAC Technology, Inc., United Investors Realty Trust and Deotexis, Inc. Mr. Wender's term expires in 2002.

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MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     During 1999, the Board of Directors held a total of 16 meetings. Each of the directors during 1999 attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings of committees thereof on which he or she served during the period of his or her service. In addition to other committees, as of January 31, 2000, Dime had a Compensation Committee, an Audit Committee, and a Governance and Nominating Committee.

     The members of the Dime Compensation Committee as of January 31, 2000 were Ira T. Wender (Chairperson), Derrick D. Cephas, J. Barclay Collins II, Margaret Osmer-McQuade, Paul A. Qualben, Howard Smith and Norman R. Smith, all of whom are outside directors (generally, directors who are not Dime employees). For 1999, the principal functions of the Compensation Committee included (a) establishing and reviewing a framework for the compensation of Dime's executive officers, (b) approving awards under Dime Bancorp's stock incentive plans to officers and employees, (c) reviewing management's recommendations on employee compensation and benefits, (d) reviewing all on-going matters with respect to the compensation of the Board of Directors, (e) jointly with the Governance and Nominating Committee, succession planning, and (f) reporting and making recommendations to the Board of Directors as to such matters. During 1999, the Compensation Committee held a total of seven meetings.

     The members of the Dime Audit Committee as of January 31, 2000 were Frederick C. Chen (Chairperson), James F. Fulton, Virginia M. Kopp, Sally Hernandez-Pinero, Eugene G. Schulz, Jr. and Ira T. Wender, all of whom are outside directors. For 1999, the principal functions of the Audit Committee included the review of (a) the records and affairs of Dime to determine its financial condition, (b) Dime's internal audit function and the scope and results of the annual independent audits of Dime by its outside auditors,
(c) Dime's internal controls and accounting systems and policies, (d) the basis for certain reports to Dime's regulatory authorities regarding Dime's internal controls and compliance with certain designated laws and regulations, and
(e) the reports of examination of Dime by bank regulatory authorities. During 1999, the Dime Audit Committee held a total of five meetings.

     The members of the Dime Governance and Nominating Committee as of January 31, 2000 were Paul A. Qualben (Chairperson), Margaret Osmer-McQuade (Chairperson), Derrick D. Cephas, J. Barclay Collins II, John Morning, Eugene G. Schulz, Jr. and Norman R. Smith, all of whom are outside directors. For 1999, the principal functions of the Governance and Nominating Committee included (a) considering and proposing candidates for election to the Board of Directors, (b) making recommendations to the Board of Directors to fill vacancies in Board membership, (c) jointly with the Compensation Committee, succession planning, and (d) reviewing and making recommendations to the Board of Directors on matters of corporate governance, such as the operations of the Board of Directors and the membership and structure of its committees. During 1999, the Governance and Nominating Committee held a total of four meetings.

NOMINATIONS FOR DIRECTOR

     The by-laws of Dime Bancorp provide that stockholders may make nominations for election to the Board of Directors by submitting such nominations in writing to the Secretary of Dime Bancorp, in the case of an election to be held at an annual meeting of stockholders, not less than 60 nor more than 90 days in advance of the anniversary of the date of the notice mailed to stockholders in connection with the previous year's annual meeting and, in the case of an election to be held at a special meeting of stockholders, not later than the seventh day following the day on which notice of such meeting is first given to stockholders. Each such submission must set forth (i) the name and address of the stockholder who intends to make the nomination(s) and of the person(s) to be nominated, (ii) a representation that the stockholder is a holder of record of common stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person(s) specified, (iii) a statement of the number of shares owned by such stockholder, beneficially and of record,
(iv) a description of all arrangements or understandings between such stockholder

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and each nominee and any other person(s) (naming such person(s)) pursuant to which the nomination(s) is (are) to be made by the stockholder, (v) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated or intended to be nominated by the Board of Directors, and (vi) the written consent of each nominee to serve as a director of Dime Bancorp if elected. No stockholder nominations for election to the Board of Directors were submitted within this time period in connection with the annual meeting.

DIRECTOR COMPENSATION

     During 1999, outside directors were paid an annual retainer fee of $30,000. Outside directors were entitled to receive a fee of $1,500 for each Board meeting of Dime Bancorp or Dime Savings attended in person, $1,200 for each committee meeting attended in person and $1,000 for each Board or committee meeting attended by telephone conference in 1999. However, whenever both Dime Bancorp and Dime Savings held concurrent or consecutive meetings, each director waived the fees with respect to one of those entities. During 1999, the Chairperson of each of Dime's standing committees received an annual fee of $4,000.

     Outside directors may choose to defer all or a portion of their cash compensation pursuant to a Deferred Compensation Plan. If an outside director defers his or her compensation, it will be payable at a later date (generally not less than three years after the year in which it would otherwise have been payable and not later than the later of the calendar quarter in which the director attains age 75 or the fourth quarter after the termination of service of the director) and, at that time, may be paid (pursuant to the director's election) in a lump sum, in installments, or converted to an annuity form. Payments may also be made in the event of certain changes in control or upon certain circumstances of financial hardship. (Different payout rules apply with respect to the payment of amounts deferred prior to August 1994.) During the period of the deferral, amounts deferred are credited with earnings based upon the director's election from among several different deemed investments, which currently include phantom units of Dime's common stock.

     In addition, Dime has maintained a Retainer Continuation Plan for its outside directors since 1988. Under the Retainer Continuation Plan, a participating outside director is entitled to receive an annual benefit, payable for life commencing when the director ceases to serve on the Board of Directors, equal to the basic annual retainer paid to outside directors for the last calendar year in which he or she served on the Board of Directors. The amount of this benefit will be adjusted actuarially if a payment option other than a single-life annuity is chosen, and if the director's death were to occur before benefit payments have begun, his or her beneficiary will be paid a benefit that is the actuarial equivalent of the benefit that would have been payable to the director. The total benefit to be payable to a director under the Retainer Continuation Plan will not be less, in the aggregate, than the present value of the director's benefit based on the amount accrued as of January 1, 1997 as described below. This plan was amended in 1996 and, as a result, is no longer open to new directors. The only current outside director participating in the Retainer Continuation Plan is Mrs. Kopp.

     Each of the other then current outside directors, who elected, pursuant to the 1996 amendment, to have a lump sum amount that was determined to reflect the present value of their benefit under that plan accrued as of January 1, 1997, as well as a 3.5% inflation factor, credited to, and payable as a fully vested benefit under, the director Deferred Compensation Plan, will no longer receive any benefits under the Retainer Continuation Plan. The amount credited to the Deferred Compensation Plan for the outside director was required to be deemed invested in phantom units of Dime's common stock until the earlier of the director's attaining age 73 or the second anniversary of the transfer. For purposes of the initial deemed investment in phantom stock, the value of the stock was based on the average closing price of Dime's common stock during each trading day in the 12-month period preceding the date of the initial phantom stock investment. A similar average value based on closing prices of Dime's common stock during the preceding 12-month period will apply when determining the value of the phantom stock the first time a director directs that the amounts

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that were credited as a result of this transfer from the Retainer Continuation
Plan are no longer to be deemed invested in phantom stock. A special valuation may also apply in the event of a change in control of Dime (and may also apply to other deferred amounts deemed invested in Dime of phantom stock under the directors' Deferred Compensation Plan). Payment of the credited amounts (and earnings thereon) can be made in a lump sum, in installments, or in the form of an annuity and will commence at the end of the quarter following the director's termination of service, unless the director elects a different commencement date. However, the benefit commencement date could not be any earlier than the first date that the director was otherwise permitted to direct the deemed investment of the transferred amount out of phantom stock.

     Under the Dime Bancorp, Inc. 1997 Stock Incentive Plan for Outside Directors, awards of options to purchase shares of Dime's common stock, stock appreciation rights, rights to purchase shares of restricted stock, or deferred stock may be made to outside directors of the Board of Directors of Dime Bancorp or any of its eligible subsidiaries. As of January 31, 2000, there were 15 outside directors of Dime Bancorp eligible to participate in this plan. During 1999, the outside directors were each awarded the right to purchase 1,000 shares of restricted stock at a price of $.01 per share under this plan. In addition, during 2000, the outside directors (with the exception of Dr. Qualben, who is retiring) were each awarded the right to purchase 2,000 shares of restricted stock at a purchase price of $.01 per share under this plan. Generally, shares of restricted stock purchased under this plan vest in three equal installments on the third, fourth, and fifth anniversary of the date of grant. However, under the terms of this plan, an event requiring the lapse of restrictions on restricted stock has occurred in connection with North Fork's hostile tender offer to acquire Dime's common stock, and therefore, all of the restrictions on the shares of restricted stock that were previously purchased by the outside directors have lapsed.

     During 1999, in connection with his services as Chairman Emeritus of Dime Bancorp, Mr. Large received a retainer fee and meeting fees under the same terms as other outside directors plus a consulting fee of $8,334 per month. This consulting arrangement is reviewed periodically and may be adjusted as warranted in light of the time commitment required of Mr. Large in connection with the performance of the requested duties. Mr. Large's consulting services as Chairman Emeritus include significant time related to the conduct of Dime's "goodwill" litigation against the federal government, as well as such other tasks as may reasonably be requested from time to time by the Chief Executive Officer of Dime Bancorp.

     During 1999, in connection with his services as Chief Executive Officer of North American through June 30, 1999, Mr. Koons received compensation in the amount of $200,000. Thereafter, as Senior Executive Advisor to Dime and North American, Mr. Koons received compensation during 1999 in the amount of $125,000 pursuant to the terms of his employment agreement, which was effective as of December 15, 1998. The term of Mr. Koons' agreement extends until June 30, 2002.

     Under the terms of his agreement, Mr. Koons was to serve as an Executive Vice President of Dime Bancorp and Dime Savings and as Chief Executive Officer of North American through at least June 30, 1999. His agreement also provides that, after he ceased serving as Chief Executive Officer of North American, he will continue as an employee of Dime through the end of the term of his agreement.

     Under his agreement, Mr. Koons was required to devote substantially all of his business time to his duties through June 30, 1999. Since that date, Mr. Koons has been required to devote a lesser amount of time to his duties under the agreement and is permitted to engage in certain other non-competitive activities. Mr. Koons' agreement provides that, for the period from January 1, 2000 through June 30, 2000, he will receive $125,000 and, for each of the 12-month periods thereafter, he will receive a salary at the rate of $175,000, in each case subject to increase on a per diem basis if Mr. Koons works for more than an agreed upon minimum number of days in each such period.

     Pursuant to the terms of his agreement, Mr. Koons also participates in the Dime Bancorp, Inc. Supplemental Executive Retirement Plan ("SERP") (as described on page 18 of this proxy statement), with a pension goal of not less than 50%, and other terms as specified in his SERP grant. Mr. Koons is also provided with supplemental benefits to the extent he is otherwise unable, on account of his employment status, to participate in the Retirement Plan of Dime Bancorp, Inc. and the Benefit Restoration Plan of Dime Savings (with such benefits acting as an offset of his SERP benefit) and a supplemental payment to the extent he is otherwise unable, on account of such status, to participate in Dime Bancorp's qualified defined contribution plan and the related provisions of the Benefit Restoration Plan.

     In the event of his permanent disability, Dime Savings will pay Mr. Koons his annual salary for up to one year, less the maximum benefit available under Dime Savings' disability insurance coverage, and will generally continue to provide certain benefits for the remaining term of the agreement. If Mr. Koons' employment is terminated without cause, Dime Savings will pay him a lump sum equal to his aggregate salary payable for the remaining term of Mr. Koons' agreement (assuming he works the minimum number of agreed-upon days set forth in his agreement), as well as generally continue certain benefits for such remaining term. Mr. Koons has the right under his agreement to treat any relocation of his principal place of business more than 75 miles from Tampa, Florida as a termination without cause, if he makes an election to so treat it within 30 days of the relocation. Under Mr. Koons' agreement, to the extent permitted by the relevant plan, upon an involuntary termination of Mr. Koons' employment (other than for cause), or a termination upon a relocation treated (by Mr. Koons' election) as an involuntary termination without cause, grants of options and restricted stock previously made to Mr. Koons generally will vest. Upon an involuntary termination without cause, to the extent permitted, options will remain exercisable by Mr. Koons for their remaining terms. (An Agreement Regarding Initial Employment Terms with Mr. Koons dated December 2, 1996 provides for exercisability for the full remaining term of the options therein promised for grant during the first two years of his employment in the event of any termination of his employment other than for cause.)

     Mr. Koons' agreement provides for enhanced severance benefits following a change in control (defined in the same manner as under Mr. Toal's agreement on page 20 of this proxy statement). Those benefits will be payable if, after a covered change in control, Mr. Koons' employment is terminated by Dime Savings (other than for cause), or if Mr. Koons terminates his employment during the term in effect at the time of the change in control after a decrease in his annual salary (not otherwise contemplated by his agreement) or a material downgrading of his duties or responsibilities from those contemplated under his agreement. In either of those events, Mr. Koons is to be entitled to payment equal to three times his annual salary (assuming for these purposes that he works the minimum number of agreed upon full-time equivalent days during any of the periods set forth in his agreement) and continuation of all life, disability, medical and dental insurance coverage for the remaining term of his agreement, subject to certain conditions. Mr. Koons' agreement also would then provide for continued exercisability of all vested options for the remainder of their terms, and immediate vesting of all restricted stock and non-vested options held by Mr. Koons, and continued exercisability of such options for the remainder of their terms, as if there had not been such a termination of service upon the change in control (to the extent permitted by the relevant plan under which the options were granted). In the event of a termination of service triggering change in control benefits, Mr. Koons will also fully vest in his SERP benefit and be eligible for a payment to make up any amount forfeited under any qualified defined contribution plan of Dime Bancorp and the related provisions of the Benefit Restoration Plan.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     During 1999, the primary responsibility for determining the compensation of Dime's executive officers was held by the Compensation Committee, subject to review and appropriate approval by the Board of Directors.

     Principles. For 1999, the Compensation Committee's guiding principles for its compensation program reflect the same objectives as had been set in prior years: (1) to enable Dime to recruit and retain the highest quality executive talent available to it; and (2) to motivate Dime's executives to achieve and sustain a superior level of corporate performance, since consistently superior performance will result in superior returns to stockholders. Recruitment and retention objectives are addressed by providing total compensation opportunities that are competitive relative to the market with which Dime competes for talent. In that regard, Dime recognizes that its own growth in recent years and its expanded emphasis on commercial banking activities, as well as the enormous changes taking place within the banking industry and the increasing competition from other segments of the financial services industry, have significantly broadened the range of institutions with which it can--and must--compete for talent. Thus, the Compensation Committee believes that an important component of its guiding principles must also be frequent monitoring of competitive practices and an openness to adapting Dime's compensation practices to meet changing conditions within the broad financial services industry and to foster Dime's objectives of increasing its commercial banking orientation.

     While operating within a competitive framework, the Compensation Committee pursues its motivational objectives by giving greater emphasis to those components of the total compensation package that reward performance, in order to reinforce the linkage of rewards with the achievement of business results and, ultimately, with the financial interests of stockholders. Thus, while the principal components of compensation (base salary, annual incentive and long-term incentive), as well as benefits, are generally set at or near competitive levels, emphasis is placed on variable pay, with the intention that total actual pay be aligned with performance relative to Dime's short- and long-term objectives. The effect of this pay-for-performance orientation should be that truly superior performance will result in total compensation that exceeds the median total compensation range of the comparative group, while mediocre performance will result in total compensation that is less than the median range of that group. In particular, as the ultimate measure of performance is return to stockholders, the compensation program, particularly for more senior executives, should be designed to ensure that management has a substantial proprietary financial interest in the return realized by stockholders.

     Practices. Because of the scope and complexity of Dime's activities in a rapidly changing financial services industry, it is imperative that Dime attract, retain and motivate the most qualified and talented executives available to it. Dime competes for executives with a variety of financial services companies, including commercial banks and other institutional lenders, large thrifts, mortgage banking companies and investment banking firms. The Compensation Committee, based in part on a thorough analysis of Dime's executive compensation levels by independent outside compensation consultants and assisted by third-party data collection and analysis, annually reviews Dime's executive compensation practices within the framework discussed above and compares them with the executive compensation practices of other financial services companies with which Dime competes for executive talent.

     As discussed in last year's Compensation Committee Report, Dime, in late 1997, undertook a thorough review of its compensation practices following the acquisition of North American, and the results of that review were reflected in executive compensation for 1998. For 1999, Dime continued the practices it had followed in the prior year. Thus, Dime's independent compensation consultants analyzed publicly reported senior management compensation at a peer group of institutions (both thrifts and banks) throughout the country, which for 1999 consisted of 13 institutions, with median assets of $24.9 billion. This data was then adjusted upward to reflect the generally higher cash compensation levels in the New York City Metropolitan Area. They then further assessed publicly reported compensation at five New York-based money-center/superregional banks (adjusted downward to reflect size and revenue differentials) in order to take into account the fact that Dime now draws much of its executive talent from the large commercial banks located in New York City, as evidenced by the significant number of Dime's executive officers who have previously served in senior positions at such institutions immediately prior to joining Dime. Finally, for those senior officer positions where comparable publicly reported peer group and money-center/superregional bank data was generally not readily available, published survey data was analyzed, including information on financial services companies comparable in asset size to the peer group and to the money-center/superregional group (adjusted on the same basis described above). A functional matching approach was used to compare each of the executive positions at Dime to market-surveyed positions based on similarity of responsibilities, with appropriate adjustments being made as necessary to reflect any differences therein. All data analyzed was, if necessary, adjusted upward to take into account any time differential from the periods for which the data was reported. The information from these various analyses then provided the starting point for the Compensation Committee's approach to fixing the principal components of executive compensation for 1999.

     With respect to base salaries, the foregoing analysis showed that the base salaries of most of Dime's senior officers were below both peer group and money-center/superregional bank medians. For 1999, salaries for executive officers were adjusted upward by, on average, approximately 11%, but generally remained below the average of the peer group and money-center/superregional bank medians described above. For 1999, consistent with these increases, the annual salary for Mr. Toal, the Chief Executive Officer, was increased by 10% to $825,000, which was slightly above the average of the peer group and money-center/superregional bank medians.

     With respect to incentives, and as described above, a fundamental tenet of Dime's incentive compensation philosophy is to reward performance based primarily on objective standards. Short-term incentives, payable in cash, are geared to the accomplishment of Dime's key annual business plan objectives.

     For 1999, cash incentives were awarded to senior officers under Dime's stockholder-approved Senior Officer Incentive Plan. Under this plan, for a given performance period (usually a calendar year), the Compensation Committee at the beginning of the performance period designates officers who are eligible to participate and specifies one or more levels of performance goals. These performance goals must be based upon one or more of earnings per share, return on equity and return on assets. The Compensation Committee then establishes individual target incentive opportunities for each participating officer, as well as a preset formula for determining the range within which incentive levels may vary with the level of the performance goals reached. The amounts that would otherwise be payable under the plan based on the level of performance goals reached may then be decreased, but not increased, in the discretion of the Compensation Committee. This plan is intended to qualify awards payable thereunder as "qualified performance-based compensation" under
Section 162(m) of the Internal Revenue Code, thereby ensuring full deductibility of compensation payable under the plan to any executive officers whose total compensation may exceed $1 million.

     For 1999, all of the executive officers named in the Summary Compensation Table below were designated as participants in the Senior Officer Incentive Plan. Performance goals for 1999, as for 1998, were based on the greater of Dime's earnings per share or adjusted earnings per share (such an adjustment would generally eliminate any extraordinary items, as determined in accordance with generally accepted accounting principles, certain restructuring charges and charges relating to discontinued operations, any profit or loss attributable to business operations of an entity acquired by Dime during the performance period, and any goodwill expense attributable to such acquired entity, that would otherwise be included in earnings per share). Depending on the level of performance goal achieved, a participant's incentive award could range between 0 and 200% of his or her individual target incentive (subject to a maximum annual individual award limit with respect to awards under the Senior Officer Incentive Plan of $1,500,000). In order to assist the Compensation Committee in setting individual target incentives, Dime's independent compensation consultants analyzed the same sources as discussed above with respect to the determination of annual salaries, using for comparison purposes a three year average of publicly reported compensation (expressed as a percentage of base salary), without adjustment, for the executive officers named in the Summary Compensation Table. For 1999, individual targets for plan participants were on average close to the median of the peer group, although generally well below the median of the money-center/superregional bank group. For 1999, Mr. Toal's target incentive under the plan remained at 100% of his annual salary. This percentage, which was determined on a basis consistent with plan participant target incentive opportunities generally, was well below the midpoint of the combined survey analysis. For 1999, Dime reported record earnings per share, substantially exceeding the performance targets under the plan, and therefore participants qualified for award opportunities of 200% of target incentive amount (subject to maximum award limits under the plan). In then considering whether and to what extent to use its discretion to reduce the cash incentives for which the participants in the Senior Officer Incentive Plan were otherwise eligible, the Compensation Committee considered at length the extent to which the significant drop in Dime's stock price during 1999 should weigh against not only management's success in producing earnings per share in excess of the targets set forth in the plan, but also Dime's other significant operating achievements during the year. In particular, the Compensation Committee noted such factors as:

     o attaining a 14% growth in annual operating earnings per share, and continuing a streak of 14 consecutive quarters of rising operating earnings, despite a difficult rate environment and sharply declining mortgage banking activity;

     o significant increases for 1999 in nearly all major performance measures, including return on equity and return on assets, from 1998, itself a record year; and

     o the substantial expansion of Dime's commercial banking businesses during 1999, including a 73% increase in consumer loan originations and a 217% increase in business loan originations, in part as a result of the strategic acquisitions during the year of Citibank's auto finance business and of KeyBank's commercial banking franchise on Long Island, resulting in an increase in non-residential loans from 30% to 46% of loans outstanding during the course of the year.

     The Compensation Committee further considered that the purposes of short-term incentives, which drive accomplishment of annual business goals, should not be conflated with those of long-term incentives, which assure that a significant portion of an executive's potential compensation is conditioned upon the achievement and maintenance--over multi-year periods--of returns to stockholders.

     After weighing all these factors, the Compensation Committee concluded that it was important to maintain the link between the accomplishment of clearly defined and pre-set business objectives and a specific component of annual compensation. In this regard, it was clear that, for 1999, management had not only met but substantially exceeded these annual operating targets. While this in turn led the Compensation Committee to conclude that the payment of incentives as provided for in the plan was warranted, the Compensation Committee also concluded that maximum awards under the plan, even if otherwise earned, should not be paid where the return to stockholders for the year had been below par. Accordingly, awards to executive officers under the plan were reduced. In the case of Mr. Toal, the incentive awarded for 1999 was $1,125,000, as compared with a maximum award of $1,500,000 for which he was eligible under the plan.

     Long-term incentives are provided in the form of stock and stock-based grants. As discussed in last year's Compensation Committee Report, the Compensation Committee has adopted an equity stake approach, which seeks to establish a desirable level of equity participation for senior executives, expressed as a percentage of Dime's common stock outstanding that is to be subject to annual option grants, with the appropriate percentage of Dime's common stock to be subject to such grants being determined by reference to competitive practices. For 1999, the Compensation Committee determined to maintain the same stock option grant guidelines as for 1998 (with adjustments being made to individual grants based on considerations including individual performance and experience). For 1999, as for 1998, grants were made in the form of non-qualified options to purchase shares of Dime's common stock. These non-qualified options generally vest over a three year period (subject to accelerated vesting in certain circumstances, including a change in control), have expiration dates 11 years from the date of grant and have exercise prices equal to the fair market value per share of Dime's common stock on the date of grant, which was deemed to be the closing price of such stock on the NYSE on that date. In January 1999, Mr. Toal received non-qualified options to purchase 120,000 shares of Dime's common stock at fair market value on the date of grant, an increase over the 94,800 non-qualified options awarded to Mr. Toal in 1998, but still substantially below the average of the peer group and money-center/superregional bank medians described above. The Compensation Committee believes that this increase in the number of stock options granted was consistent with the Compensation Committee's preference for emphasizing long-term incentive compensation, the value of which is tied to stockholder return.

     Also, although not an aspect of cash or incentive compensation, Dime seeks to attract and retain executives by providing a variety of benefit plans and programs generally designed to be competitive with those provided by other financial services companies. See "Executive Compensation" below for a description of these plans and programs as currently in effect.

     The Compensation Committee's policy is to structure executive compensation in a time and manner intended to limit the likelihood that current compensation will exceed the limits for deductibility prescribed by Section 162(m) of the Internal Revenue Code. In furtherance of this policy, Dime adopted, with stockholder approval, the Senior Officer Incentive Plan, under which cash incentive awards to senior officers are made in a manner intended to qualify them for full deductibility under the Internal Revenue Code. This policy continued to be operative for 1999; however, the Compensation Committee retains discretion to make exceptions to this policy, and in determining whether to do so the Compensation Committee may consider a number of factors, including the tax position of Dime, the materiality of amounts likely to be involved and any potential ramifications of the loss of flexibility to respond to unforeseen changes in circumstances.

     Finally, in determining compensation levels and targets within the framework discussed above, the Compensation Committee takes into full account applicable regulatory restrictions on the compensation of executive officers.

     Executive compensation is a constantly evolving field. The Compensation Committee monitors trends in this area, as well as changes in law, regulation and accounting practice, that may affect either its compensation philosophy or its practices. Accordingly, the Compensation Committee at all times reserves the right to alter its approach in response to changing conditions.

                                          THE COMPENSATION COMMITTEE:
                                               IRA T. WENDER, CHAIRMAN
                                               DERRICK D. CEPHAS
                                               J. BARCLAY COLLINS II
                                               MARGARET OSMER-McQUADE
                                               DR. PAUL A. QUALBEN
                                               HOWARD SMITH
                                               DR. NORMAN R. SMITH

EXECUTIVE COMPENSATION

     The following table sets forth information concerning the compensation for services in all capacities to Dime for the fiscal years ended December 31, 1999, 1998 and 1997 of those persons who were, at December 31, 1999, (a) the Chief Executive Officer of Dime Bancorp and (b) the other four most highly compensated executive officers of Dime Bancorp (collectively with the Chief Executive Officer, the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG-TERM
                                                    ANNUAL COMPENSATION               COMPENSATION AWARDS
                                            ------------------------------------   -------------------------
                                                                      OTHER        RESTRICTED   SECURITIES
                                                                     ANNUAL          STOCK      UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION          YEAR    SALARY     BONUS(1)    COMPENSATION   AWARDS(2)    OPTIONS/SARS   COMPENSATION(3)
-----------------------------------  ----   --------   ----------   ------------   ----------   ------------   ---------------

Lawrence J. Toal(4) ...............  1999   $825,000   $1,125,000      $    0      $        0      120,000        $  48,321
 Chief Executive Officer             1998    750,000    1,204,810(5)     5,617      1,631,070       94,800          164,581
                                     1997    650,000      800,000           0               0       78,000           39,000

Anthony R. Burrlesci(6) ...........  1999    400,000      479,683       3,070               0       40,000           23,002
 Chief Financial Officer             1998    375,000      401,620(7)     4,666        699,840       36,700           56,769
                                     1997    166,923      385,000(8)    20,776        577,500       90,000                0

Richard A. Mirro ..................  1999    400,000      400,000       2,087               0       40,000           25,375
 Chief Executive Officer,            1998    375,000      502,310(9)     3,696         62,226       36,700           20,125
 Mortgage Banking                    1997    350,000      395,000(10)     8,349             0       54,500                0

Peyton R. Patterson ...............  1999    325,000      303,747       3,070               0       30,000           18,869
 General Manager,                    1998    275,000      201,040(11)     4,876       441,180       24,600           49,312
 Consumer Financial Services         1997    225,000      170,000           0               0       16,000            8,827

Carlos R. Munoz ...................  1999    350,000      230,000       3,070               0       35,000           20,311
 Chief Credit and Risk               1998    325,000      231,250(12)     4,302       522,450       33,400           55,086
 Management Officer                  1997    300,000      175,000           0               0       18,000           18,000

------------------

 (1) Bonuses are reported in the year that the named executive officer rendered the services to which the bonus relates, even though the amounts shown may actually be paid to the named executive officer in a subsequent year.

 (2) Except as noted, shares of restricted stock generally vest in three equal installments on the third, fourth, and fifth anniversary of the date of grant. At December 31, 1999, Mr. Toal held 58,807 shares of restricted stock having a value of $830,649 (3,207 shares of which were scheduled to vest in equal installments on January 30, 2000 and January 30, 2001);
     Mr. Burriesci held 37,047 shares of restricted stock having a value of $523,289 (1,080 shares of which were scheduled to vest in equal installments on January 30, 2000 and January 30, 2001 and 11,667 shares of which were scheduled to vest on January 24, 2000); Mr. Mirro held 14,874 shares of restricted stock having a value of $210,095 (1,540 shares of which were scheduled to vest in equal installments on January 29, 2000 and January 29, 2001); Ms. Patterson held 19,328 shares of restricted stock having a value of $273,008 (694 shares of which were scheduled to vest in equal installments on January 30, 2000 and January 30, 2001); and
     Mr. Munoz held 21,601 shares of restricted stock having a value of $305,114 (834 shares of which were scheduled to vest in equal installments on January 30, 2000 and January 30, 2001). Dividends are paid, and other distributions made, on all shares of restricted stock to the same extent that dividends are declared and paid, or other distributions are made, on shares of Dime's common stock in general, provided such shares of restricted stock are held on the record date determined for the payment of dividends, or the making of other distributions, if any, on Dime's common stock.

    Under the terms of the stock incentive plan pursuant to which these shares of restricted stock were purchased by the named executive officers, an event requiring the lapse of restrictions on restricted stock has occurred in connection with North Fork's hostile tender offer to acquire Dime's common stock. Therefore, all of the restrictions on these shares have lapsed. As a result, at this time, none of the named executive officers hold any shares of restricted stock.

 (3) For the year ended December 31, 1999, the amounts set forth reflect matching and supplemental allocations by Dime Bancorp on behalf of each of the named executive officers under certain defined contribution plans and arrangements.

 (4) Mr. Toal became Chief Executive Officer of Dime Bancorp (and Chairman of the Board and Chief Executive Officer of Dime Savings) on January 1, 1997 and Chairman of the Board of Dime Bancorp on April 30, 1998.

 (5) The amount shown represents an incentive bonus for 1998 of $1,200,000 and a cash award equal to the purchase price of 4,810 shares of restricted stock.

 (6) Mr. Burriesci joined Dime Bancorp in July 1997 at an annual rate of salary of $350,000.

 (7) The amount shown represents an incentive bonus for 1998 of $400,000 and a cash award equal to the purchase price of 1,620 shares of restricted stock.

 (8) The amount shown represents a $150,000 cash bonus paid to Mr. Burriesci upon joining Dime Bancorp in July 1997, an incentive bonus for 1997 of $200,000 and a cash award equal to the purchase price of 35,000 shares of restricted stock.

 (9) The amount shown represents an incentive bonus for 1998 of $500,000 and a cash award equal to the purchase price of 2,310 shares of restricted stock.

(10) The amount shown represents an incentive bonus for 1997 of $375,000 and a cash award equal to the purchase price of 20,000 shares of restricted stock.

(11) The amount shown represents an incentive bonus for 1998 of $200,000 and a cash award equal to the purchase price of 1,040 shares of restricted stock.

(12) The amount shown represents an incentive bonus for 1998 of $230,000 and a cash award equal to the purchase price of 1,250 shares of restricted stock.

     The following table contains information concerning the grant of options to purchase shares of Dime's common stock and limited tandem stock appreciation rights ("SARs") to the named executive officers during the year ended
December 31, 1999.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                             INDIVIDUAL GRANTS
                                                ----------------------------------------------------------------------------
                                                                % OF TOTAL
                                                NUMBER OF       OPTIONS/SARS
                                                SECURITIES      GRANTED TO
                                                UNDERLYING      EMPLOYEES IN    EXERCISE OR                    GRANT DATE
                                                OPTIONS/SARS     FISCAL         BASE PRICE      EXPIRATION      PRESENT
NAME                                            GRANTED(1)      YEAR(2)           ($/SH)          DATE        VALUE($)(3)(4)
---------------------------------------------   ------------    ------------    ------------    ----------    --------------
Lawrence J. Toal.............................      120,000          4.35%         $  24.25        1/29/10       $1,990,440
Anthony R. Burriesci.........................       40,000          1.45             24.25        1/29/10          663,480
Richard A. Mirro.............................       40,000          1.45            23.875        1/28/10          653,220
Peyton R. Patterson..........................       30,000          1.09             24.25        1/29/10          497,610
Carlos R. Munoz..............................       35,000          1.27             24.25        1/29/10          580,545

------------------
(1) The options shown were scheduled to become exercisable at a rate of one-third per year commencing one year from the date of the grant. Under the terms of the stock incentive plan pursuant to which these options were granted to the named executive officers, an event requiring the vesting of all unexercisable stock options has occurred in connection with North Fork's hostile tender offer to acquire Dime's common stock. Therefore, all of these options have become fully exercisable. All of the awards reflected in the table consisted of options with limited tandem SARs. The tandem SARs shown are only exercisable within the 60-day period following the occurrence of certain specified changes in ownership or control of Dime Bancorp or certain of its subsidiaries and are payable on the basis of the highest price paid for the shares of Dime's common stock during the 90-day period ending on the day of the change in ownership or control.

(2) The percentage set forth in this column reflects the relationship between the number of options (with limited tandem SARs) granted to the named executive officer and the number of options (whether or not with limited tandem SARs) granted to all employees in the fiscal year.

(3) The estimated value shown, which was determined by application of the Black-Scholes option pricing model, was developed solely for purposes of comparative disclosure in accordance with the regulations of the SEC and does not necessarily reflect Dime Bancorp's view of the appropriate value or methodology for purposes of financial reporting. Use of this model should not be viewed in any way as a forecast of the future performance of Dime's common stock, volatility or dividend policy. No adjustments have been made for forfeitures or non-transferability.

(4) The estimated present value of the options shown is based upon historical experience and for the options granted to each of the named executive officers, except Mr. Mirro, is $16.587 per share. The estimated present value of the options shown for Mr. Mirro is $16.330 per share. Volatility calculated over 180 trading days prior to the date of grant was: .59.

   Risk-Free Rate of Return, representing the interest rate on a United States Treasury security with a maturity date corresponding to the term of the options: 5.11%.

   Dividend Yield for each of the options granted is .786%.

   Time of Exercise for all options shown: 11 years.

     The following table sets forth information with respect to exercised options during 1999, as well as the aggregate number of unexercised options to purchase Dime's common stock granted in all years to the named executive officers and held by them as of December 31, 1999 and the value of unexercised in-the-money options (i.e., options that had a positive spread between the exercise price of such option and the fair market value of Dime's common stock) as of December 31, 1999. Dime has not granted any freestanding SARs to the named executive officers.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                    AND FISCAL YEAR-END OPTION/SAR VALUES(1)

                                                                               NUMBER OF
                                                                              SECURITIES            VALUE OF
                                                                              UNDERLYING           UNEXERCISED
                                                                              UNEXERCISED         IN-THE-MONEY
                                                                            OPTIONS/SARS AT        OPTIONS AT
                                                                           DECEMBER 31, 1999    DECEMBER 31, 1999
                                                 SHARES                    -----------------    -----------------
                                                ACQUIRED        VALUE        EXERCISABLE/        EXERCISABLE/
NAME                                            ON EXERCISE    REALIZED     UNEXERCISABLE        UNEXERCISABLE
---------------------------------------------   -----------    --------    -----------------    -----------------
Lawrence J. Toal.............................           0      $      0     448,658/209,200       $ 3,178,242/0
Anthony R. Burriesci.........................           0             0       72,233/94,467                 0/0
Richard A. Mirro.............................           0             0       66,733/64,467                 0/0
Peyton R. Patterson..........................       6,667        40,835       13,533/51,734                 0/0
Carlos R. Munoz..............................      12,000        11,250       29,333/63,267            65,975/0

------------------
(1) Under the terms of the stock incentive plan pursuant to which these options were granted to the named executive officers, an event requiring the vesting of all unexercisable stock options has occurred in connection with North Fork's hostile tender offer to acquire Dime's common stock. Therefore, all of the previously unexercisable options became exercisable. As a result, at this time, none of the named executive officers hold any unexercisable options.

     The following table shows the estimated annual pension benefits payable to a covered member at normal retirement age (age 65) under the Retirement Plan of Dime Bancorp, Inc. and the Benefit Restoration Plan of Dime Savings based on compensation covered under the plans and years of creditable service with Dime Savings or certain affiliates of Dime. The Benefit Restoration Plan provides benefits that would otherwise be denied a member because of certain limitations on benefits under the Retirement Plan imposed by the Internal Revenue Code.

                               PENSION PLAN TABLE

                                                                YEARS OF CREDITABLE SERVICE
                                                  --------------------------------------------------------
REMUNERATION                                      15 YEARS    20 YEARS    25 YEARS    30 YEARS    35 YEARS
-----------------------------------------------   --------    --------    --------    --------    --------
$  125,000.....................................   $ 32,813    $ 43,750    $ 54,688    $ 65,625    $ 75,000
   150,000.....................................     39,375      52,500      65,625      78,750      90,000
   175,000.....................................     45,938      61,250      76,563      91,875     105,000
   200,000.....................................     52,500      70,000      87,500     105,000     120,000
   225,000.....................................     59,063      78,750      98,438     118,125     135,000
   250,000.....................................     65,625      87,500     109,375     131,250     150,000
   300,000.....................................     78,750     105,000     131,250     157,500     180,000
   350,000.....................................     91,875     122,500     153,125     183,750     210,000
   400,000.....................................    105,000     140,000     175,000     210,000     240,000
   450,000.....................................    118,125     157,500     196,875     236,250     270,000
   500,000.....................................    131,250     175,000     218,750     262,500     300,000
   600,000.....................................    157,500     210,000     262,500     315,000     360,000
   700,000.....................................    183,750     245,000     306,250     367,500     420,000
   800,000.....................................    210,000     280,000     350,000     420,000     480,000
   900,000.....................................    236,250     315,000     393,750     472,500     540,000
 1,000,000.....................................    262,500     350,000     437,500     525,000     600,000
 1,100,000.....................................    288,750     385,000     481,250     577,500     660,000

     A member's compensation covered by the plans is the product of 12 times his or her average monthly compensation for the 36 consecutive months of service during which the member's compensation was the highest or, if the member's service is less than 36 months, then for the entire period of service. For these purposes, covered compensation for the named executive officers includes salary, but not bonus and other annual compensation, reported in the "Annual Compensation" columns of the Summary Compensation Table. The benefit levels set forth in the Pension Plan Table are based on the years of creditable service shown in the table, continued existence of the plans without material change, and payment of benefits in the form of a single life annuity (rather than in other available forms). The benefits listed in the Pension Plan Table are not subject to any reduction for Social Security contributions or benefits or any other offset (although certain minimum benefits provided under the plans with respect to certain prior service are subject to a deduction measured by Social Security benefits, or by an offset with respect to compensation earned that is not in excess of Social Security covered compensation). However, such benefits reflect the application of the maximum benefit limit under the plans of 60% of covered compensation.

     Dime also maintains the SERP, which provides for an annual benefit equal to a pension goal percentage (between 30% and 60%) multiplied by Average Compensation (as defined) payable over the life of each SERP participant after the participant's retirement at or after age 65 or, in certain instances, a reduced 50% or 100% joint and survivor annuity form of benefit. Additional forms of benefit, including 5-,10-, or 15-year-certain life annuities and lump sums, are available, and the Compensation Committee can direct, within the SERP's parameters, that an actuarially equivalent lump sum be paid at termination of service in lieu of an annuity. For these purposes, unless otherwise provided by the Compensation Committee within the SERP's parameters, Average Compensation is the highest average annual base salary and certain other taxable cash-based compensation (other than sign-on bonus or other amounts paid in connection with grants of rights to purchase restricted stock) earned over three consecutive years out of the participant's last ten years of employment (or such other period designated by the Compensation Committee, within the SERP's parameters), with incentive compensation deemed allocated and paid over the period over which it was earned. The SERP benefit is offset by other retirement benefits provided under qualified defined benefit plans of Dime Bancorp and Dime Savings (such as the Retirement Plan), as well as the Benefit Restoration Plan and other contractual benefits to the extent they relate to the benefits under a Dime qualified defined benefit plan. The SERP provides that benefits may commence, in a reduced amount, if the participant terminates service before age 65 but, unless the Compensation Committee directs otherwise, within the SERP's parameters, no earlier than age 55. The SERP also provides for a death benefit to be paid to a participant's surviving spouse or minor children in the event that the participant dies prior to the start of his or her benefits under the SERP. Death benefits will not commence to be paid until the month that the participant would have attained age 55 had he or she lived. Benefits under the SERP generally vest based on the period of employment by the participant, with partial vesting after five years, increasing to full vesting after ten years. The SERP counts service both before and during SERP participation for these purposes. Accelerated vesting applies in the event of certain terminations of employment after a change in control (as defined) and the Compensation Committee can alter the vesting schedule (but with limits on such alteration rights upon a change in control and in certain other circumstances). Except with respect to vesting rights, and except to the extent that compensation considered under the SERP may increase over a period of time, the SERP benefit does not increase based on years of service.

     Mr. Toal's SERP goal was set at 60% by amendment of his employment agreement effective as of October 22, 1999. As of December 31, 1999, Mr. Toal had accrued a SERP benefit (which will be offset by his Retirement Plan and related Benefit Restoration Plan benefits), commencing at age 65 in the form of a single life annuity, of approximately $1,070,000. Mr. Toal was then 80% vested in that benefit.

     Mr. Burriesci has a SERP goal that has been set at 50%. Under
Mr. Burriesci's employment agreement, he is also provided with a benefit based on a doubling of Retirement Plan and related Benefit Restoration Plan accruals (offset by actual Retirement Plan and related Benefit Restoration Plan benefits) during the first ten years of his employment, with that benefit vesting after three years.

Those benefits (in which Mr. Burriesci is not yet vested) will act as an offset of Mr. Burriesci's SERP benefit. Based on compensation earned through December 31, 1999, Mr. Burriesci's SERP benefit, which will be offset by Retirement Plan and related Benefit Restoration Plan benefits, as well as the additional contractual benefit described above, commencing at age 65 in the form of a single life annuity, is approximately $404,321. Mr. Burriesci has not yet vested in that benefit.

     Each of Messrs. Mirro and Munoz and Ms. Patterson has a SERP goal that has been set at 50%. Based on compensation earned through December 31, 1999, the SERP benefit (which will be offset by Retirement Plan and related Benefit Restoration Plan benefits) accrued, commencing at age 65 in the form of a single life annuity, by Mr. Mirro is approximately $400,000, by Mr. Munoz is approximately $268,333 and by Ms. Patterson is approximately $249,791. As of December 31, 1999, none of these officers was vested in their respective SERP benefits.

     The respective completed years of creditable service under the Retirement Plan and, as appropriate, the Benefit Restoration Plan and the years of service for vesting in SERP benefits as of December 31, 1999 for each of the named executive officers is as follows: Lawrence J. Toal, eight years; Anthony R. Burriesci, two years; Richard A. Mirro, three years; Peyton R. Patterson, three years; and Carlos R. Munoz, four years.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     Dime Savings has employment agreements with each of Messrs. Toal, Burriesci, Mirro and Munoz, as well as with Ms. Patterson.

     Agreement with Mr. Toal. The current term of Mr. Toal's agreement extends to December 31, 2002. Dime Bancorp is jointly and severally liable for the obligations of Dime Savings under Mr. Toal's agreement.

     Mr. Toal's agreement provides that he will serve, throughout its term, as Chief Executive Officer and Chairman of the Board of each of Dime Bancorp and Dime Savings. Under his agreement, Mr. Toal received a base salary of $825,000 in 1999, which may be subsequently increased (but not decreased) by the Board of Directors. For 2000, Mr. Toal's base salary has been increased to $900,000.
Mr. Toal also will be eligible to participate in an annual cash bonus program (with a target bonus opportunity of at least 50% of his base salary) and long-term incentive program and is provided with certain perquisites such as financial planning benefits, club memberships and a car and driver.

     Under his agreement, Mr. Toal also participates in the SERP, with a pension goal of not less than 60% based on average compensation and vesting over ten years of service. (Mr. Toal's SERP benefit is described in more detail above.) However, pursuant to the agreement, Mr. Toal will be fully vested in his SERP benefit in the event of a termination of his employment (other than for cause) in connection with a change in control (as described below) that otherwise would trigger a right to change in control-related benefits. In the event of any other involuntary termination of Mr. Toal's employment (other than for cause), Mr. Toal will receive service credit for SERP vesting purposes as if he had remained in employment until the end of the term of his agreement then in effect. In addition, when applying the average compensation definition under the SERP, in the event of any termination of Mr. Toal's employment that would trigger a right to change in control-related benefits, or any other involuntary termination of Mr. Toal's employment (other than for cause), average compensation will be determined as if Mr. Toal had continued service throughout the then applicable term of his agreement and earned an assumed annual bonus based upon a formula set forth in that agreement. Mr. Toal's agreement also provides that if, at or after age 65, the amounts payable to him under the SERP and other defined benefit plans of Dime Bancorp and affiliates, when stated in the form of a single life annuity, do not equal at least $1,235,000, he will be entitled, upon retirement, to additional payments so that his total retirement benefit, expressed as a single life annuity, at or after age 65, will not be less than that amount.

     In the event of Mr. Toal's disability, his agreement provides that Mr. Toal will receive a sum equal to his annual salary in the first year of such disability and a sum equal to 75% of his annual salary for each year thereafter throughout the duration of the disability up to age 65, with continued life, medical, and dental coverage for the same period.

     If Mr. Toal's employment is terminated by Dime Savings (other than for cause), Mr. Toal will receive a lump sum payment equal to two times his annual salary, as well as continuation, until the later to occur of the 18-month anniversary of the date of termination or the end of the remaining term of his agreement at the effective date of termination, of life, medical and dental insurance coverage, subject to certain conditions. If Mr. Toal voluntarily terminates his employment (except as provided below), generally no additional benefits will be provided to him. Similarly, in general, no continuing benefits are otherwise to be provided to Mr. Toal upon the expiration of the term of his agreement, other than the SERP, the Key Executive Life Insurance/Death Benefit Plan described below, and other retiree benefits otherwise payable to him.

     Mr. Toal's agreement also provides for specified benefits following a "change in control." For these purposes, a "change in control" is generally defined to include (1) the acquisition of more than 35% of the voting power of Dime Bancorp by any person, entity or group; (2) if the individuals who were members of the Board of Directors on July 24, 1997, and others whose appointment or nomination was recommended by a vote of 2/3 of the directors in office on July 24, 1997 (or by other directors who themselves previously satisfied this requirement), cease to constitute a majority of the Board; (3) a merger or consolidation of Dime Bancorp or any direct or indirect subsidiary of Dime Bancorp unless Dime Bancorp voting securities outstanding before the event continue to represent (in combination with securities held under an employee benefit plan of Dime Bancorp or any subsidiary) at least 65% of the outstanding voting securities of the surviving entity after the merger or consolidation, or unless the merger or consolidation was effected solely to implement a recapitalization of Dime Bancorp or Dime Savings where no person, entity or group becomes the owner of 35% or more of the voting securities of Dime Bancorp or Dime Savings; (4) the execution of a binding agreement for one of the events described in (1) or (3) (unless abandoned); and (5) certain sales of substantially all of Dime Bancorp's consolidated assets, as well as certain other circumstances specified in Mr. Toal's agreement.

     If following a change in control Mr. Toal's employment is involuntarily terminated (other than for cause) during the term of his agreement in effect at the time of the change in control, or if Mr. Toal terminates his employment during such term after (a) he has not been re-elected to the positions set forth above (or, if Dime Bancorp or Dime Savings is not the surviving ultimate parent entity in the transaction giving rise to the change in control, elected as chief executive officer of the ultimate parent entity) or (b) there is a material change in Mr. Toal's functions, duties, or responsibilities to a level of lesser responsibility, importance, or scope, Mr. Toal will be entitled to the SERP enhancement described above, as well as other benefits. These additional benefits include a lump sum equal to three times his "Annual Compensation," as well as (to the extent permissible under the underlying plan) continued exercisability of all vested stock options as if there had not been a termination of employment (including options that vest upon Mr. Toal's retirement), and continued disability, medical, and dental insurance coverage for Mr. Toal and his spouse for the remainder of their lives, subject to certain conditions. For these purposes, "Annual Compensation" at any time means the sum of his annual salary plus an assumed annual bonus based upon a formula set forth in Mr. Toal's agreement.

     Agreement with Mr. Burriesci. The term of Mr. Burriesci's agreement extends to March 1, 2003, with automatic renewal applying each March 1st, absent earlier non-renewal. Dime Bancorp is jointly and severally liable for the obligations of Dime Savings under Mr. Burriesci's agreement.

     Mr. Burriesci's agreement provides that he will serve as Chief Financial Officer of Dime Bancorp and Dime Savings and provides for an annual salary during the period of the agreement ending July 1, 2000 at the rate of $375,000. This annual salary is subject to periodic review and possible increase, or up to a 25% decrease (but not below the level set forth above). Under an Agreement Regarding Initial Employment Terms effective as of July 1, 1997, Mr. Burriesci had a minimum target cash incentive opportunity for 1999 of 50% of base pay as in effect on December 31, 1999. Mr. Burriesci's initial terms agreement also provides for long-term incentive awards with a value of at least 75% of base pay for each of 1999 and 2000, to the extent approved by the Compensation Committee, and provides for certain perquisites.

     Pursuant to the terms of his employment agreement, Mr. Burriesci also participates in the SERP, with a pension goal of not less than 50% of average SERP-covered compensation (as more fully described above). Mr. Burriesci's agreement also provides for a benefit based upon a doubling of Retirement Plan and related Benefit Restoration Plan accruals (offset by actual Retirement Plan accruals) during the first ten years of his employment, with vesting of that benefit after three years. This benefit will act as an offset of Mr. Burriesci's SERP benefit, if one is payable.

     In the event of Mr. Burriesci's permanent disability, Dime Savings will pay Mr. Burriesci his annual salary for up to one year, less the maximum benefit available under Dime insurance coverage, and will generally continue to provide certain benefits for the remaining term of Mr. Burriesci's agreement then in effect. If Mr. Burriesci's employment is terminated without cause during the current term of his agreement, Dime Savings will pay him a lump sum equal to the salary (based on his rate of salary as in effect at the termination date) and bonus (based on his bonus opportunity as in effect at the termination date) through the end of the term of his agreement as in effect at the time of termination of employment (or, if greater, his annual salary (as in effect at the termination date) for 18 months), as well as generally continue certain benefits for the same period.

     Mr. Burriesci's agreement also provides for enhanced severance benefits (in lieu of the termination benefits described above) following a change in control (defined in the same manner as under Mr. Toal's agreement). If, after a covered change in control, Mr. Burriesci's employment is terminated by Dime Savings (other than for cause), or if Mr. Burriesci terminates his employment during the term in effect at the time of the change in control after a decrease in his annual salary (to a level below that which applied before the change in control) or a material downgrading of his duties or responsibilities from those in effect immediately prior to the change in control, the enhanced benefits will be payable. In either of those events, Mr. Burriesci is to be entitled to (i) payment equal to three times the sum of his annual salary and target cash incentives for which Mr. Burriesci was eligible (for the year in question) immediately before the termination, and (ii) continuation of all life, disability, medical and dental insurance coverage for the remaining term of his agreement at the time of the termination, subject to certain conditions.
Mr. Burriesci's agreement also includes a provision for continued exercisability of all vested options for the remainder of their terms and continued vesting and exercisability of all non-vested options as if there had not been a termination of service upon a change in control (to the extent permitted by the relevant plan under which the options were granted). In the event of a termination of service triggering change in control benefits, Mr. Burriesci will also fully vest in his SERP benefit and be eligible for a payment to make up any amount forfeited under any qualified defined contribution plan of Dime Bancorp and the related provisions of the Benefit Restoration Plan.

     Agreement with Mr. Mirro. The term of Mr. Mirro's agreement currently extends to March 1, 2003, with automatic renewal applying each March 1st, absent earlier non-renewal.

     Mr. Mirro's agreement provides that he will serve as Chief Executive Officer of North American with his salary at a minimum rate of $375,000, subject to periodic review and possible increase, or up to a 25% decrease.

     Pursuant to the terms of his employment agreement, Mr. Mirro also participates in the SERP, with a pension goal of not less than 50% of average SERP-covered compensation (as more fully described above). In the event of Mr. Mirro's permanent disability, Dime Savings will pay Mr. Mirro his annual salary for up to one year, less the maximum benefit available under Dime insurance coverage, and will generally continue to provide certain benefits for the remaining term of Mr. Mirro's agreement then in effect.

     If Mr. Mirro's employment is terminated without cause during the term of his agreement, Dime Savings will continue to pay him his salary and target bonus for two years, and continue certain benefits for a two-year period. An amendment to Mr. Mirro's agreement has been approved by Dime which would, in lieu of this benefit, if his employment is terminated without cause during the current term of his agreement, provide him with a lump sum equal to the salary (based on his rate of salary as in effect at the termination date) and bonus (based on his bonus opportunity as in effect at the termination date) through the end of the term of his agreement as in effect at the time of termination of employment (or, if greater, his annual salary (as in effect at the termination date) plus his target bonus amount (as in effect for the year of the termination) for two years), as well as generally continue certain benefits for the same period. In any such circumstance, Mr. Mirro's stock options and restricted stock will also fully vest. If Mr. Mirro's principal place of employment is moved more than 75 miles from Tampa, Florida, he has the right, for a 30-day period, to treat such relocation as a termination by Dime Savings without cause, entitling him to termination benefits. He also has a right to termination benefits if his agreement is not renewed, if, within 30 days of his receipt of notice of non-renewal, he elects to treat the non-renewal as an involuntary termination.

     Mr. Mirro's agreement also provides for enhanced severance benefits (generally in lieu of the termination benefits described above) in certain circumstances following a change in control of Dime Bancorp or Dime Savings (defined in the same manner as under Mr. Toal's agreement). If, after a covered change in control, Mr. Mirro's employment is terminated by Mr. Mirro during the term of his agreement in effect at the time of the change in control after a decrease in his annual salary (to a level below that which applied before the change in control) or a material downgrading of his duties or responsibilities from those in effect immediately prior to the change in control, the enhanced severance benefits will be payable. The enhanced severance benefits will also be payable if Mr. Mirro terminates his employment for any reason during the 90-day period starting six months after certain change in control events, provided that Mr. Mirro gives notice of his intent to so terminate within 30-days after the change in control. (The period between Mr. Mirro's notice and the termination date is referred to as the notice period.) If Dime Savings involuntarily terminates Mr. Mirro's employment within this notice period (including the providing of a notice of non-renewal of Mr. Mirro's agreement) by any means other than at the direction of Mr. Toal in his capacity as Chairman of the Board of Directors, Chief Executive Officer or President of Dime Savings (but other than for cause), or even if by Mr. Toal in such capacity but for reasons other than Mr. Mirro's performance (other than for cause), the enhanced severance benefits will be payable. If Dime Savings involuntarily terminates Mr. Mirro's employment other than during the notice period but during the remaining term of his agreement in effect at the time of the change in control, for any reason (other than for cause), and by any permitted means (including the providing of a notice of non-renewal of Mr. Mirro's agreement), the enhanced severance benefits will be payable.

     Where the enhanced severance benefits are payable, they will include
(i) payment equal to three times the sum of Mr. Mirro's annual salary and target cash incentives for which Mr. Mirro was eligible (for the year in question) immediately before the termination, and (ii) continuation of life, disability, medical and dental insurance coverage for the remaining term of his agreement at the time of the termination, subject to certain conditions. Mr. Mirro's agreement also includes a provision in these circumstances for exercisability of all vested options for the remainder of their terms and continued vesting (to the extent not otherwise subject to accelerated vesting) and exercisability of all non-vested options as if there had not been a termination of service upon a change in control (to the extent permitted by the relevant plan under which the options were granted). In the event of a termination of service triggering change in control benefits, Mr. Mirro will be eligible for a payment to make up any amount forfeited under any qualified defined contribution plan of Dime Bancorp and the related provisions of the Benefit Restoration Plan. If
Mr. Mirro is involuntarily terminated within the term in effect at the time of a change in control, or if he terminates his employment after a material downgrading of his duties or responsibilities from those in effect immediately prior to the change in control or a reduction in his salary, he will fully vest in his SERP benefits. If he otherwise voluntarily terminates his employment in a manner making him eligible for the change in control-related enhanced severance benefits, he will be entitled to a benefit calculated as if he were fully vested in the Retirement Plan and the related provisions of the Benefit Restoration Plan (but which benefit would constitute an offset of any other SERP benefits that may be payable to him).

     If Mr. Mirro provides notice of his intent to terminate his employment within 30 days after a change in control, with that termination to take effect during the 90-day period starting six months after the change in control (with the period between Mr. Mirro's notice and his announced termination date referred to again as the notice period), and Dime Savings terminates Mr. Mirro's employment during the notice period by action of Mr. Toal in his capacity as Chairman of the Board, Chief Executive Officer or President of Dime Savings, for reasons of Mr. Mirro's performance (but not constituting termination for cause), Mr. Mirro will be entitled to all of the enhanced severance benefits that otherwise apply in the event of an involuntary termination after a change in control as described above, except that instead of receiving a payment equal to three times the sum of his annual salary and target cash incentives for which he was eligible (for the year in question) immediately before the termination, the payment will be equal to two times such sum.

     Amendments to Mr. Mirro's agreement have been approved by Dime whereby enhanced severance benefits would be payable to Mr. Mirro in the event his employment is terminated by Dime Savings during the term of his agreement after any transfer of control of North American that does not otherwise constitute a change in control of Dime Bancorp or Dime Savings, or if he terminates his employment during that period after a decrease in his annual salary (to a level below that which applies before the transfer of control) or a material downgrading of his duties or responsibilities from those in effect immediately prior to the transfer of control. For these purposes, a transfer of control of North American would generally be defined to include certain sales by Dime of a majority interest in North American's stock or of substantially all of its assets, or the execution of a binding agreement covering such a sale. If these benefits become payable, they will include (i) payment equal to three times the sum of Mr. Mirro's annual salary and target cash incentives for which Mr. Mirro was eligible (for the year in question) immediately before the termination, and
(ii) continuation of life, disability, medical and dental insurance coverage for the remaining term of his agreement at the time of the termination, subject to certain conditions.

     Other Agreements. Ms. Patterson and Mr. Munoz are each party to an employment agreement with Dime Savings, with a current term until March 1, 2003. Each agreement provides for automatic renewal each March 1st, absent earlier non-renewal.

     Each of the employment agreements with Ms. Patterson and Mr. Munoz provides for an annual salary that is subject to periodic review and possible increase or up to a 25% decrease. If the individual becomes permanently disabled and her or his employment agreement is terminated by Dime Savings for that reason, Dime Savings will pay the individual her or his annual salary for up to one year, less the maximum benefit available under Dime's disability insurance coverage and will generally continue to provide certain benefits for the remaining term in effect.

     Each of these employment agreements provides for SERP participation, with a pension goal of not less than 50% of average SERP-covered compensation. Additionally, these employment agreements provide that, if Dime Savings terminates the individual's employment without cause during the current term of her or his agreement, she or he is generally entitled to be paid a lump sum equal to her or his salary (based on the rate of salary as in effect at the termination date) and bonus (based on bonus opportunity as in effect at the termination date) through the end of the term of her or his agreement as in effect at the time of termination of employment (or, if greater, a continuation of salary and certain benefits for a period of between six and 18 months, depending on her or his length of employment and her or his age at the time of termination).

     Each of the employment agreements with Ms. Patterson and Mr. Munoz provides for certain severance payments and benefits following a change in control of Dime Savings if the employment agreement is terminated by (a) Dime Savings without cause or (b) the individual during the term in effect at the time of the change in control after a decrease in her or his annual salary or a material downgrading in duties or responsibilities. For these purposes, a change in control is defined in the same manner as under Mr. Toal's agreement. The benefits to be provided to each of these individuals in such events will be (i) payment equal to three times the sum of her or his annual salary and target cash incentives for which she or he was eligible immediately before the termination, and (ii) continuation of all life, disability, medical, and dental insurance coverage for the remaining term of the employment agreement at the time of the termination (as long as continued contributions are made by the employee). These agreements also include a provision for continued exercisability of all vested stock options for the remainder of their terms and continued vesting and exercisability of all non-vested stock options as if there had not been a termination of service upon a change in control (to the extent permitted by the relevant plan under which the options were granted). These agreements additionally include a provision for full vesting of SERP benefits, and a payment to make up any amount forfeited under any qualified defined contribution plan of Dime Bancorp and the related provisions of the Benefit Restoration Plan, in the event of a termination of service triggering change in control benefits.

     Ms. Patterson is also party to an Agreement Regarding Initial Employment Terms, dated June 11, 1996, that provides for a promise of long-term incentive awards equal in value to 60% of base pay, to the extent approved by the Compensation Committee, and provides for certain perquisites.

     Miscellaneous. Each of the employment agreements for Messrs. Toal, Burriesci, Mirro and Munoz, and for Ms. Patterson, provides that, if the amounts become payable other than as a result of events following a change in control (or, as described above for Mr. Mirro, a transfer of control of North American), and if those amounts would be deemed to constitute parachute payments within the meaning of Section 280G of the Internal Revenue Code that would, when added to other similar amounts, result in an excise tax under Section 4999 of the Internal Revenue Code, they will be reduced to avoid the imposition of such excise tax. However, the SERP benefit described above will not be so reduced. In the event of an eligible termination of employment after a change in control (or, for Mr. Mirro, a transfer of control of North American), or in the absence of a change in control (or transfer of control of North American), in the event that the SERP benefit results in the imposition of such an excise tax (but after the reduction of other benefits, as described above), Dime Savings will make an additional payment or payments so as to provide the executive with the benefits he or she would have received in the absence of such tax. Dime Savings will not be entitled to a federal income tax deduction for any "excess parachute payments," including any additional amounts paid pursuant to the "gross-up" provisions of the respective employment agreements with regard to such taxes.

     Each of the foregoing employment agreements includes provisions conditioning payments thereunder on compliance with statutory and regulatory restrictions.

     Each of Messrs. Toal, Burriesci, Mirro, and Munoz and Ms. Patterson participates in the Key Executive Life Insurance/Death Benefit Plan of Dime Savings (the "Key Life Plan"), which provides life insurance coverage during their employment generally up to six times the sum of the named executive officer's base salary plus target incentive amounts for the preceding year, for which the participant pays a scheduled premium. If the participant terminates employment when eligible to "Retire" (for these purposes, when the participant retires under the Retirement Plan or otherwise after attaining age 55 and completing 5 years of service), the life insurance coverage converts into the right to a death benefit in the same amount for each of the named executive officers, with no additional contributions required by the participant. If the participant terminates employment before he or she is eligible to Retire, the participant may continue life insurance coverage until age 65 by paying the required premiums and, at that age, can convert to such death benefit, to the extent such benefit has otherwise vested. A reduced life insurance benefit is also available after retirement or attainment of age 65, in lieu of the Bank-paid death benefit. Vesting in the death benefit (or reduced life insurance benefit) depends on service with Dime as a participant in the Key Life Plan, with graded vesting over ten years and full vesting upon retirement under the Retirement Plan or otherwise after attaining age 55 and completing 5 years of service. Full vesting in the death benefit also applies for certain participants (including all of the named executive officers) in the event of certain "change in control" events, as defined in the Key Life Plan, with other change in control events resulting in full vesting only if the participant's service terminates involuntarily or after a reduction in salary or a material downgrading in duties or responsibilities. For Mr. Toal, full vesting occurred in connection with the merger of Dime Bancorp and Anchor Bancorp.

     In addition to the severance payments and benefits described above, awards of stock options, restricted stock, and certain other stock-based awards to Dime employees, including the named executive officers, generally vest upon a change in control of Dime. In addition, officers (including the named executive officers) who are participants in Dime's Senior Officer Incentive Plan will be entitled to receive their individual target bonus awards for any performance period (as defined in the plan) in which a change in control occurs, pro-rated if the officer terminates employment during the relevant performance period.

     Beginning in 1988, Dime has over time established four umbrella trusts, the purpose of which has been and continues to be to assure the payment of benefits when due to directors and employees under Dime's existing benefit plans and arrangements (including employment agreements for executive officers), notwithstanding a future change in control of Dime. Two of these trusts, one covering certain benefits for current senior officers as well as continuing obligations to former senior officers that succeeded trusts originally established in 1988, and another covering certain benefits for current and past directors, were established in 1995. The third trust, covering employee severance and other broad-based benefits, was established in May 2000. Each of these three trusts provides that, on or prior to a change in control or an irrevocable election (each as described below), Dime is to provide the trust with sufficient funds to cover 110% of the present value of the projected cost of cash-based benefits covered by that trust, plus additional amounts to cover trust administration costs and other trust-related expenses. Each of these trusts is administered by an independent Trustee and provides that benefit payments under the plans and arrangements covered by that trust that are not paid by Dime when due will be paid by the Trustee out of trust assets. In addition, a separate benefit protection trust, established in May 2000, is intended to provide legal support to affected employees if, following a change in control or an irrevocable election, benefits are not paid when due under Dime plans and arrangements that are not covered under another umbrella trust. Any assets of the trusts in excess of those required to cover benefit payments or other expenses are to be returned to Dime, and all assets of the trusts are available to satisfy claims of creditors of Dime. Assets of the trusts remain included on the balance sheet of Dime until used for trust purposes.

     Under the trusts, a "change in control" is generally defined to include (1) the acquisition of more than 35% of the voting power of Dime by any person, entity or group; (2) if the individuals who were members of the Board of Directors on July 24, 1997, and others whose appointment or nomination was recommended by a vote of 2/3 of the directors in office on July 24, 1997 (or by other directors who themselves previously satisfied this requirement), cease to constitute a majority of the Board; (3) a merger or consolidation of Dime or any direct or indirect subsidiary of Dime unless Dime voting securities outstanding before the event continue to represent (in combination with securities held under an employee benefit plan of Dime or any subsidiary) at least 65% of the outstanding voting securities of the surviving entity after the merger or consolidation, or unless the merger or consolidation was effected solely to implement a recapitalization of Dime or Dime Savings where no person, entity or group becomes the owner of 35% or more of the voting securities of Dime or Dime Savings; and (4) certain sales of substantially all of Dime's consolidated assets, as well as certain other circumstances specified in the trust agreements. In addition, the terms of these trusts provide that a directors' committee, which currently consists (and following a change in control or irrevocable election will continue to consist) of the present members of Dime's Compensation Committee, and (under those trusts which relate to employee benefit plans and arrangements) a management committee, which currently consists (and following a change in control or irrevocable election will continue to consist) of Lawrence J. Toal (Dime's Chief Executive Officer), Anthony R. Burriesci (Dime's Chief Financial Officer), James E. Kelly (Dime's General Counsel), D. James Daras (Dime's Treasurer) and Arthur C. Bennett (Dime's Chief Human Resources Officer), may make an "irrevocable election," the effect of which is generally the same under the trusts as if a change in control had occurred. Following an irrevocable election or a change in control, decisions as to the amount, form and timing of payments to be made by the trusts under the covered benefits may be made by the directors' committee (in the case of plans for the benefit of directors) or the trust committee (in the case of plans and arrangements for the benefit of employees), and the plans and arrangements of Dime covered by the trusts have been amended as necessary to confirm the authority of the appropriate committee to make such determinations. Members of these committees will not receive any compensation for serving as such, except that following termination of their service as directors or officers of Dime, committee members will receive $1,500 for each meeting attended in person and $1,000 for each meeting attended by telephone conference. Only one fee will be paid for concurrent or consecutive meetings.

COMPARISON OF FIVE YEAR RETURN TO STOCKHOLDERS

     Set forth below is a line-graph presentation comparing, for the period commencing on the market close on December 31, 1994 through and including December 31, 1999, the yearly percentage change in Dime's cumulative total stockholder return with the cumulative total return of the Standard & Poor's 500 Stock Index and the Standard & Poor's Financial Index.(1)

                           [LINE GRAPH APPEARS HERE]


                       Dec 94    Dec 95    Dec 96    Dec 97    Dec 98    Dec 99
                       ------    ------    ------    ------    ------    ------

DIME BANCORP, INC.     $100.00   $150.00   $190.32   $392.69   $343.09   $199.89

S&P 500                $100.00   $137.58   $169.03   $225.44   $289.79   $350.78

S&P FINANCIAL INDEX    $100.00   $143.72   $189.49   $275.49   $301.88   $308.49





------------------
(1) Assumes $100 invested on December 31, 1994 in each of Dime's common stock, the S&P 500 Stock Index, and the S&P Financial Index. Total return assumes reinvestment of dividends and other distributions.

CERTAIN TRANSACTIONS

     Ira T. Wender, a director, is the sole owner of Ira T. Wender, P.C., which has provided service as of counsel to the law firm of Patterson, Belknap, Webb & Tyler LLP since January 1994. Patterson, Belknap, Webb & Tyler LLP provided legal services to Dime in 1999 involving general corporate, commercial real estate lending, litigation, executive compensation and employee benefit matters. Dime has retained that firm to provide legal services during 2000 but cannot at present reasonably estimate the amount of related legal fees to be incurred.

     In January 1997, Dime Savings entered into an agreement with Teamwork Management, Inc., a corporation wholly owned by Richard W. Dalrymple, a director of Dime, pursuant to which Teamwork Management provides Dime Savings with certain executive recruiting services. It is currently contemplated that Dime Savings may give additional recruiting assignments to Teamwork Management in the future. However, because the nature and amount of such additional assignments, if any, are not currently known, Dime cannot at present reasonably estimate the amount of any payments that may be made to Teamwork Management in consideration for such future services.

LOANS TO MANAGEMENT

     Directors and officers of Dime and its associates were customers of and had transactions, including loans, with Dime Savings in the ordinary course of business during 1999. All of such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons (except that Dime Savings' policy is to waive certain closing costs with respect to mortgage loans made to employees), and none of such transactions involved more than the normal risk of collectability or presented other unfavorable features.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Dime Bancorp's directors and specified officers to file reports of ownership and changes in ownership of their equity securities of Dime Bancorp with the SEC and the NYSE and to furnish Dime Bancorp with copies of all such reports.

     Based solely upon a review of the copies of these Form 3, 4, and 5 reports and amendments thereto received by Dime Bancorp, and certain written representations received from such persons, Dime Bancorp believes that all applicable filing requirements were complied with for 1999 and does not know of any such persons who may have failed to file on a timely basis any required form, except as follows: John Morning, a director of Dime, did not timely file a Form 4 reflecting the sale of 2,500 shares of Dime's common stock on August 5, 1999 and D. James Daras, an executive officer of Dime, did not timely file a Form 5 reporting the receipt of a gift of 300 shares of Dime's common stock by a trust for the benefit of his minor son on September 3, 1998.

             STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth information as of May 18, 2000 (except as noted below) as to Dime's common stock owned by (a) each of Dime Bancorp's current directors, (b) each of the named executive officers, (c) all of Dime Bancorp's directors and executive officers as a group, and (d) each person who, to Dime Bancorp's knowledge, beneficially owned more than 5% of Dime's outstanding common stock.

                                                                         SHARES OF        PERCENT OF
                                                                       COMMON STOCK       OUTSTANDING
                                                                       BENEFICIALLY        COMMON
NAME OF BENEFICIAL OWNER (AND ADDRESS OF OWNERS OF MORE THAN 5%)         OWNED(1)          STOCK
--------------------------------------------------------------------   -------------      -----------
Lawrence J. Toal....................................................       1,128,984(2)      *
Derrick D. Cephas...................................................          11,500(3)      *
Frederick C. Chen...................................................          22,360         *
J. Barclay Collins II...............................................           9,500         *
Richard W. Dalrymple................................................          19,049         *
James F. Fulton.....................................................          13,662(4)      *
Sally Hernandez-Pinero..............................................           6,600         *
Fred B. Koons.......................................................         153,230         *
Virginia M. Kopp....................................................          17,745(5)      *
James M. Large, Jr..................................................         409,776         *
John Morning........................................................           8,405         *
Margaret Osmer-McQuade..............................................          29,238(6)      *
Paul A. Qualben.....................................................          30,506         *
Eugene G. Schulz, Jr................................................          19,658         *
Howard Smith........................................................          58,500         *
Norman R. Smith.....................................................           9,500         *
Ira T. Wender.......................................................          26,375(7)      *
Anthony R. Burriesci................................................         334,820         *
Richard A. Mirro....................................................         262,942         *
Carlos R. Munoz.....................................................         140,950         *
Peyton R. Patterson.................................................         165,132         *
All directors and executive officers as a group                            3,525,684         3.16%
  (24 persons)......................................................
J.P. Morgan & Co. Incorporated .....................................       7,058,056(8)      6.37%
  60 Wall Street
  New York, NY 10260
Wellington Management Company, LLP .................................       6,951,800(9)      6.13%
  75 State Street
  Boston, MA 02109
Vanguard Windsor Funds .............................................       6,859,200(10)     6.04%
  c/o Wellington Management Company, LLP
  75 State Street
  Boston, MA 02109

                                                        (Footnotes on next page)

(Footnotes from previous page)

------------------

  * Less than 1%.

 (1) The directors, executive officers, and group named in the table above have sole or shared voting power or investment power with respect to the shares listed in the table. The share amounts listed include shares of Dime's common stock that the following persons have the right to acquire within 60 days from May 18, 2000: Lawrence J. Toal, 762,858; each of Derrick D. Cephas, Frederick C. Chen, James F. Fulton, Sally Hernandez-Pinero, Virginia M. Kopp, John Morning, Margaret Osmer-McQuade, Paul A. Qualben, and Ira T. Wender, 1,500; each of J. Barclay Collins II, Richard W. Dalrymple, Eugene G. Schulz, Jr., Howard Smith, and Norman R. Smith, 4,500; Fred B. Koons, 101,700; James M. Large, Jr., 256,834; Anthony R. Burriesci, 208,700; Richard A. Mirro, 173,200; Carlos R. Munoz, 92,600; Peyton R. Patterson, 96,767; and all current directors and executive officers as a group, 2,163,294. These numbers reflect all of the outstanding stock options held by each of the foregoing persons. Under the terms of the stock incentive plans pursuant to which these options were granted, an event requiring the vesting of all unexercisable stock options has occurred in connection with North Fork's hostile tender offer to acquire Dime's common stock and therefore, all of the previously unexercisable options became exercisable.

 (2) Includes 334 shares held by Mr. Toal's spouse, as to which he disclaims beneficial ownership.

 (3) Includes an aggregate of 2,000 shares owned by or in trust for Mr. Cephas' children, as to which he disclaims beneficial ownership.

 (4) Includes an aggregate of 832 shares owned by or in trust for Mr. Fulton's spouse, as to which he disclaims beneficial ownership.

 (5) Includes an aggregate of 3,000 shares owned by or in trust for Mrs. Kopp's spouse, as to which she disclaims beneficial ownership.

 (6) Includes 7,000 shares owned in trust for Ms. Osmer-McQuade's spouse, as to which she disclaims beneficial ownership.

 (7) Includes 3,000 shares held by Mr. Wender's spouse, as to which he disclaims beneficial ownership.

 (8) The information as to J.P. Morgan & Co. Incorporated is derived from a
     Schedule 13G, filed by J.P. Morgan on February 10, 2000, which states that, as of December 31, 1999, J.P. Morgan, directly or through certain of its subsidiaries, including Morgan Guaranty Trust Company of New York,
     J.P. Morgan Investment Management, Inc., J.P. Morgan Florida Federal Savings Bank and Morgan Tokyo Bank, had sole voting power with regard to 4,448,620 of the shares indicated above, shared voting power with regard to none of such shares, sole dispositive power with regard to 6,901,456 of such shares, and shared dispositive power with regard to none of such shares.

 (9) The information as to Wellington Management Company, LLP is derived from a
     Schedule 13G, filed by Wellington on February 11, 2000, which states that, as of December 31, 1999, Wellington, directly or through its subsidiary, Wellington Trust Company, NA, had sole voting power with regard to none of the shares indicated above, shared voting power with regard to 2,600 of such shares, sole dispositive power with regard to none of such shares, and shared dispositive power with regard to 6,951,800 of such shares. The 6,951,800 shares beneficially held by Wellington includes 6,859,200 shares beneficially held by Vanguard Windsor Funds (see note (11) below).

(10) The information as to Vanguard Windsor Funds is derived from a Schedule 13G, filed by Vanguard on February 8, 2000, which states that, as of December 31, 1999, Vanguard had sole voting power with regard to 6,859,200 of the shares indicated above, shared voting power with regard to none of such shares, sole dispositive power with regard to none of such shares, and shared dispositive power with regard to 6,859,200 of such shares. These shares are included in the 6,951,800 shares beneficially held by Wellington (see note (10) above).

                   2001 ANNUAL MEETING STOCKHOLDER PROPOSALS

     In order to be considered for inclusion in Dime Bancorp's proxy statement for the annual meeting of stockholders to be held in 2001, all stockholder proposals must be submitted to the Secretary of Dime Bancorp at its offices at 589 Fifth Avenue, New York, New York 10017, on or before February 12, 2001. Under Dime Bancorp's by-laws, stockholder nominations for director and stockholder proposals not included in Dime Bancorp's 2001 proxy statement, in order to be considered for possible action by stockholders at the 2001 annual meeting, must be submitted to the Secretary of Dime Bancorp, at the address set forth above, not less than 60 nor more than 90 days in advance of June 12, 2001. In addition, stockholder nominations and stockholder proposals must meet other applicable criteria set forth in the by-laws of Dime Bancorp in order to be considered at the 2001 annual meeting.

     The Board of Directors will review any stockholder proposals that are filed as required and will determine whether such proposals meet applicable criteria for consideration at the 2001 annual meeting.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     KPMG LLP, certified public accountants, audited Dime's consolidated financial statements for the year ended December 31, 1999, for which it was paid $638,950. Dime's Board of Directors has appointed KPMG to continue to audit Dime's consolidated financial statements for the year 2000. It is expected that representatives of KPMG will be present at the annual meeting. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from stockholders.

                                 OTHER MATTERS

     The Board of Directors does not know of any other matters that are likely to be brought before the annual meeting. If any other matters, not now known, properly come before the meeting or any adjournments, the persons named in the enclosed proxy card, or their substitutes, will vote the proxy in accordance with their judgment on such matters. Under the by-laws of Dime Bancorp, no new business or proposals submitted by stockholders shall be acted upon at the annual meeting unless such business or proposal was stated in writing and filed with the Secretary of Dime Bancorp not earlier than January 1, 2000 and not later than January 31, 2000. No new business or proposals were submitted within this time period.

                           SOLICITATION AND EXPENSES

     Unfortunately, as a result of North Fork's announced intention to solicit proxies to withhold authority with respect to Dime's director nominees at the annual meeting, Dime's proxy solicitation will be costly. While no precise estimate of this cost can be made at the present time, Dime currently estimates that it will spend about $700,000 over and above the normal costs associated with its solicitation of proxies in connection with its annual meeting. These costs include expenditures for attorneys, public relations and financial advisors, proxy solicitors, advertising, printing and other costs incidental to the solicitation but exclude salaries and wages of officers and directors. To date, Dime has expended approximately $10,000.

     All costs in connection with the solicitation of the enclosed proxy will be paid by Dime. Dime has retained Innisfree M&A Incorporated, a professional proxy solicitation firm, to assist in the solicitation of proxies. It is currently expected that Innisfree will be paid a fee of from $50,000 to $150,000, depending on North Fork's actions. Additionally, Innisfree will be entitled to reimbursement for the reasonable cost of its expenses on Dime's behalf. Dime estimates that approximately 50 employees of Innisfree will be involved in the solicitation of proxies on behalf of the Company.

     In addition to the solicitation of proxies by mail, proxies may be solicited by directors and officers of Dime, by personal interview, telephone, facsimile, electronic transmission, and mail; but they will not receive any additional compensation for this work. Brokerage houses, banks and other fiduciaries will be requested to forward the soliciting material to their principals and obtain authorization for the execution of proxies and will be reimbursed for their reasonable out-of-pocket expenses.

     Additional information concerning the participants in the solicitation of proxies is included in Annex A to this proxy statement.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                                                                         ANNEX A

                     INFORMATION CONCERNING "PARTICIPANTS"

DIRECTORS AND CERTAIN OFFICERS OF DIME

     Dime, its directors and its officers listed below may be deemed to be "participants" in Dime's solicitation of proxies from Dime stockholders in connection with its annual meeting of stockholders. This section provides information regarding these persons and their associates.

     Name, Business Address, Principal Occupation and Stock Ownership. The following table sets forth the names and current business addresses of the directors and named executive officers of Dime discussed in the accompanying proxy statement (each of which may be deemed a participant). Information regarding the principal business occupation and the number of shares of Dime common stock beneficially owned, directly or indirectly, by them as of May 18, 2000 is located in the accompanying proxy statement.

NAME AND BUSINESS ADDRESS
---------------------------------------------------------

Lawrence J. Toal
Dime Bancorp, Inc.
589 Fifth Avenue
New York, NY 10017

Derrick D. Cephas
Cadwalader, Wickersham & Taft
100 Maiden Lane
New York, NY 10038

Frederick C. Chen
c/o Dime Bancorp, Inc.
589 Fifth Avenue
New York, NY 10017

J. Barclay Collins II
Amerada Hess Corporation
1185 Avenue of the Americas
New York, NY 10036

Richard W. Dalrymple
Teamwork Management, Inc.
70 West Red Oak Lane
White Plains, NY 10604

James F. Fulton
Fulton + Partners, Inc.
27 Lincoln Road
Charlestown, RI 02813

Sally Hernandez-Pinero
The Related Companies, L.P.
625 Madison Avenue
New York, NY 10022

Fred B. Koons
North American Mortgage Company
6200 Courtney Campbell Causeway
Tampa, FL 33607

Virginia M. Kopp
c/o Dime Bancorp, Inc.
589 Fifth Avenue
New York, NY 10017

NAME AND BUSINESS ADDRESS
---------------------------------------------------------

James M. Large, Jr.
Dime Bancorp, Inc.
589 Fifth Avenue
New York, NY 10017

John Morning
John Morning Design, Inc.
333 East 45th Street, #11F
New York, NY 10017

Margaret Osmer-McQuade
Qualitas International
125 East 72nd Street, #7D
New York, NY 10021

Paul A. Qualben, M.D.
246 76th Street
Brooklyn, NY 11209

Eugene G. Schulz, Jr.
c/o Dime Bancorp, Inc.
589 Fifth Avenue
New York, NY 10017

Howard Smith
Virginia Dare Extract Co.
882 Third Avenue
Brooklyn, NY 11232

Norman R. Smith
Office of the President
Wagner College
631 Howard Avenue
Staten Island, NY 10301

Ira T. Wender
Patterson, Belknap, Webb & Tyler LLP
1133 Avenue of the Americas
New York, NY 10036

Anthony R. Burriesci
Dime Bancorp, Inc.
589 Fifth Avenue
New York, NY 10017

     In addition, for those Dime officers who may be deemed to be participants but who are not mentioned elsewhere in the accompanying proxy statement, the following table sets forth their name, business address, principal business occupation (all of which are with Dime) and the number of shares of Dime common stock beneficially owned, directly or indirectly, by them as of May 18, 2000.

                                                                   SHARES OF COMMON STOCK
NAME AND BUSINESS ADDRESS       PRINCIPAL BUSINESS OCCUPATION      BENEFICIALLY OWNED(1)
--------------------------   -----------------------------------   ----------------------

Gene C. Brooks               Corporate Secretary and Senior                 69,318
Dime Bancorp, Inc.           Legal Advisor
589 Fifth Avenue
New York, NY 10017

James E. Kelly               General Counsel                                57,252
Dime Bancorp, Inc.
589 Fifth Avenue
New York, NY 10017

Franklin L. Wright           Executive Center Director and                  46,632(2)
Dime Bancorp, Inc.           Investor Relations Executive
589 Fifth Avenue
New York, NY 10017

------------------
(1) The individuals named in the table above have sole or shared voting power or investment power with respect to the shares listed in the table.

(2) Includes 6,124 shares held by Mr. Wright's spouse, as to which he disclaims beneficial ownership.

     None of the foregoing participants owns any shares of Dime common stock of record but not beneficially.

     Certain fundings. Except as described in the accompanying proxy statement or in this annex, as of May 26, 2000 no part of the purchase price or market value of the shares owned by participants listed above or in the proxy statement is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding Dime common stock. In 1998, in connection with the granting of rights to purchase shares of restricted stock under Dime's stock-based employee benefit plans, the following individuals received a cash award equal to the aggregate purchase price of the restricted stock: Gene C. Brooks, $27,561.57; and James E. Kelly, $22,023.21. In addition, as of May 26, 2000,
Mr. Toal had 148,383 shares of Dime common stock in a margin account with related margin debt of $1,014,971.86.

     History of Purchases and Sales. The following table sets forth purchases and sales of Dime common stock by each of the participants listed above since May 18, 1998, including the dates and amounts of such transactions.

OFFICER PARTICIPANTS

                                                                                         AMOUNT
NAME                                                                      DATE        PURCHASED (SOLD)
---------------------------------------------------------------------   --------      ----------------
Gene C. Brooks.......................................................   05/18/98            10,000
                                                                        06/04/98           (15,058)(1)
                                                                        06/24/99             4,000 (2)
                                                                        06/24/99            (4,000)
                                                                        06/30/99             1,500 (2)
                                                                        09/22/99             4,000 (2)
                                                                        09/22/99            (4,000)
                                                                        11/12/99             2,000 (2)
                                                                        03/13/00             2,625 (2)
                                                                        03/13/00            28,800 (2)
                                                                        03/31/00             2,600 (2)
                                                                        05/31/00            10,000 (2)

Anthony R. Burriesci.................................................   03/01/00             6,300 (2)
                                                                        03/01/00            58,900 (2)

James E. Kelly.......................................................   04/29/99               998 (2)
                                                                        04/29/99             1,710 (2)
                                                                        04/29/99             1,140 (2)
                                                                        04/29/99             1,425 (2)
                                                                        04/29/99             1,283 (2)
                                                                        04/29/99               713 (2)
                                                                        04/29/99               713 (2)
                                                                        04/29/99               600 (2)
                                                                        04/29/99               700 (2)
                                                                        04/29/99               500 (2)
                                                                        04/29/99             3,000 (2)
                                                                        04/29/99             2,000 (2)
                                                                        04/29/99            (9,144)
                                                                        03/01/00             3,675 (2)
                                                                        03/01/00            32,300 (2)

Lawrence J. Toal.....................................................   03/13/00            15,750 (2)
                                                                        03/13/00           144,000 (2)

                                                                                         AMOUNT
NAME                                                                      DATE        PURCHASED (SOLD)
---------------------------------------------------------------------   --------      ---------------
Franklin L. Wright...................................................   05/26/98             2,000 (2)
                                                                        05/26/98            (2,000)
                                                                        07/27/98             3,114 (2)
                                                                        07/27/98            (3,114)
                                                                        08/24/98             2,000 (2)
                                                                        08/24/98            (2,000)
                                                                        04/28/99             3,000 (2)
                                                                        04/28/99            (3,000)
                                                                        06/24/99             2,836 (2)
                                                                        06/24/99            (2,836)
                                                                        09/29/99             2,157 (2)
                                                                        09/29/99            (2,157)
                                                                        09/29/99               843 (2)
                                                                        04/27/00             2,850 (2)
                                                                        05/18/00            26,400 (2)
                                                                        05/18/00             2,625 (2)

------------------
(1) By trustee of 401(k) plan
(2) Exercise of award under employee stock-based benefit plan

DIRECTOR PARTICIPANTS

                                                                                        AMOUNT
NAME                                                                     DATE        PURCHASED (SOLD)
--------------------------------------------------------------------   --------      ----------------
Derrick D. Cephas...................................................   07/13/98             1,000 (1)
                                                                       06/09/99             1,000 (1)
                                                                       09/27/99             2,000 (2)
                                                                       01/11/00             3,000 (1)
                                                                       03/01/00             2,000 (1)

Frederick C. Chen...................................................   07/14/98             1,000 (1)
                                                                       08/28/98             4,275 (1)
                                                                       06/21/99             1,000 (1)
                                                                       03/06/00             2,000 (1)

J. Barclay Collins II...............................................   07/15/98             1,000 (1)
                                                                       06/29/99             1,000 (1)
                                                                       03/01/00             2,000 (1)

Richard W. Dalrymple................................................   06/15/98            (7,000)
                                                                       07/16/98             1,000 (1)
                                                                       09/22/98            (4,000)
                                                                       09/22/98            (1,000)
                                                                       12/31/98            (5,000)
                                                                       12/31/98            (1,000)
                                                                       06/09/99             1,000 (1)
                                                                       06/14/99            (6,000)
                                                                       09/30/99            (4,000)
                                                                       11/16/99            (4,000)
                                                                       12/22/99            (3,000)
                                                                       03/01/00             2,000 (1)

James F. Fulton.....................................................   07/15/98             1,000 (1)
                                                                       06/11/99             1,000 (1)
                                                                       02/29/00             2,000 (1)

                                                                                        AMOUNT
NAME                                                                     DATE        PURCHASED (SOLD)
--------------------------------------------------------------------   --------          --------
Sally Hernandez-Pinero..............................................   08/10/98             1,000 (1)
                                                                       06/11/99             1,000 (1)
                                                                       03/16/00             2,000 (1)

Fred B. Koons.......................................................   11/12/98              (772)(3)

Virginia M. Kopp....................................................   07/23/98             1,000 (1)
                                                                       06/11/99             1,000 (1)
                                                                       05/18/00             2,000 (1)

James M. Large, Jr..................................................   07/15/98             1,000 (1)
                                                                       07/20/98           (60,500)
                                                                       07/21/98           (64,500)
                                                                       07/24/98           154,500 (1)
                                                                       07/24/98            (6,000)
                                                                       07/24/98           (50,000)
                                                                       07/24/98           (27,500)
                                                                       07/24/98           (25,000)
                                                                       07/24/98           (28,000)
                                                                       07/24/98            (4,000)
                                                                       07/24/98           (14,000)
                                                                       07/27/98            22,500 (1)
                                                                       07/27/98           (22,500)
                                                                       06/10/99             1,000 (1)
                                                                       05/18/00             2,000 (1)

John Morning........................................................   07/24/98             1,000 (1)
                                                                       06/11/99             1,000 (1)
                                                                       08/05/99            (2,500)
                                                                       09/08/99            (2,500)
                                                                       03/01/00             2,000 (1)

Margaret Osmer-McQuade..............................................   08/04/98             1,000 (1)
                                                                       06/30/99              (250)(4)
                                                                       07/22/99             1,000 (1)
                                                                       03/01/00             2,000 (1)

Paul A. Qualben.....................................................   06/02/98             3,000 (1)
                                                                       07/13/98             1,000 (1)
                                                                       06/09/99             1,000 (1)

Eugene G. Schulz, Jr................................................   07/14/98             1,000 (1)
                                                                       06/15/99             1,000 (1)
                                                                       05/18/00             2,000 (1)

Howard Smith........................................................   07/14/98             1,000 (1)
                                                                       06/10/99             1,000 (1)
                                                                       02/29/00             2,000 (1)

Norman R. Smith.....................................................   07/14/98             1,000 (1)
                                                                       06/10/99             1,000 (1)
                                                                       03/02/00             2,000 (1)

                                                                                        AMOUNT
NAME                                                                     DATE        PURCHASED (SOLD)
--------------------------------------------------------------------   --------          --------
Ira T. Wender.......................................................   07/30/98             1,000 (1)
                                                                       05/28/99             2,000 (5)
                                                                       06/29/99             1,000 (1)
                                                                       12/14/99            (2,000)(4)
                                                                       12/21/99             1,000 (6)
                                                                       12/21/99             1,000 (5)
                                                                       03/03/00             2,000 (1)

(1) Exercise of award under stock-based benefit plan
(2) By trusts for benefit of minor children
(3) By trustee of 401(k) plan
(4) Gift
(5) By spouse
(6) By trustee of pension plan

     Additional Information. Except as described in the accompanying proxy statement or in the tables above, none of the participants listed in the tables nor any of their respective associates (collectively, "participant associates")
(i) beneficially owns, directly or indirectly, any securities of Dime or any subsidiary of Dime or (ii) has had any relationship with Dime in any capacity other than as a stockholder, director, officer, or employee of Dime. Furthermore, except as described in the accompanying proxy statement, no participant or participant associate is either a party to any transaction or series of transactions since January 1, 1999 or has knowledge of any currently proposed transaction or series of transactions (i) to which Dime or any of its subsidiaries was or is a party, (ii) in which the amount involved exceeds $60,000, and (iii) in which any participant or participant associate had or will have a direct or indirect material interest.

     Except as described in the accompanying proxy statement or in this annex, no participant or participant associate has entered into any agreement or understanding with any person with respect to any (i) future employment by Dime or its affiliates or (ii) any future transactions to which Dime or any of its affiliates will or may be a party. Each of Messrs. Brooks, Kelly and Wright is a party to an employment agreement with Dime Savings. The terms of these employment agreements are substantially similar to the terms of the employment agreements for Ms. Patterson and Mr. Munoz described in the accompanying proxy statement.

     Except as described in the accompanying proxy statement or in this annex, no participant or participant associate is (or within the past year was) a party to any contract, arrangement, or understanding with any person with respect to any of Dime's securities.

     None of the participants has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) during the past ten years.

OTHER PERSONS

     Credit Suisse First Boston. Dime has retained Credit Suisse First Boston as its lead financial advisor with respect to North Fork's hostile offer and any strategic initiatives that Dime may initiate as a result of North Fork's hostile offer. During the course of this engagement, Credit Suisse First Boston and its representatives may participate in activities or conduct analyses designed to assist Dime in soliciting or making recommendations to Dime's stockholders and may render opinions to Dime. Representatives of Credit Suisse First Boston participating in such activities may include Michael Martin and P. Oliver Sarkozy. Dime agreed to pay Credit Suisse First Boston the following fees:
(i) $1 million on March 6, 2000, (ii) $1 million on March 31, 2000,
(iii) $2 million if North Fork's hostile offer is withdrawn, terminated or expires, (iv) if, during the engagement or within 18 months after it, any third party (including North Fork) acquires Dime, acquires 50% or more of Dime's outstanding voting stock or acquires all or a substantial portion of Dime's assets, or Dime enters into an agreement for any similar transaction, a transaction fee of 0.75% of the total consideration in the transaction, payable in installments (all other fees described above will be credited against this transaction fee), and (v) market-rate fees for any advisory services not covered by other fees Dime and Credit Suisse First Boston have agreed.

     Dime has also agreed to indemnify Credit Suisse First Boston and related persons and entities against various liabilities, including liabilities under federal securities laws, arising out of Credit Suisse First Boston's engagement and to reimburse Credit Suisse First Boston for its reasonable out-of-pocket expenses, including reasonable fees and expenses of its legal counsel.

     Dime has also agreed to offer Credit Suisse First Boston a lead role when considering any restructuring, financing, foreign exchange, derivatives transaction, public offering or private placement in connection with the transactions contemplated by Credit Suisse First Boston's engagement.

     In the ordinary course of its business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of Dime and North Fork and their affiliates for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in these securities. Credit Suisse First Boston has informed Dime that, as of June 5, 2000, Credit Suisse First Boston and its affiliates maintained a position in 52,200 shares of Dime common stock for their own account. Credit Suisse First Boston and certain of its affiliates also may have voting or dispositive power with respect to certain shares of Dime common stock or other securities of Dime held in asset management, brokerage, fiduciary or other accounts, but Credit Suisse First Boston and its affiliates disclaim beneficial ownership of such securities.

     In the past, Credit Suisse First Boston provided financial advisory and financial services to Dime and its affiliates and received customary fees for those services. The address of Credit Suisse First Boston is 11 Madison Avenue, New York, New York 10010.

     Merrill Lynch & Co. Dime also has retained Merrill Lynch & Co. to serve as financial advisor in connection with North Fork's hostile offer. In its engagement, Merrill Lynch and its representatives may participate in activities or conduct analyses designed to assist Dime in soliciting or making recommendations to Dime's stockholders and may render opinions to Dime. Representatives of Merrill Lynch participating in such activities may include Michael Barry, John Esposito and Tito Citarella. Dime has agreed to pay Merrill Lynch the following fees: (i) $250,000 on March 15, 2000, (ii) $2 million upon North Fork abandoning its current offer for Dime (to be credited against any additional fees below), (iii) if, during Merrill Lynch's engagement or within 18 months after it, but no later than December 31, 2001, any acquisition transaction (other than the Dime-Hudson merger) is completed or Dime enters into a definitive agreement which results in an acquisition transaction (not including the Dime-Hudson merger), an additional fee of 0.50% of the total purchase price in the acquisition transaction payable in installments at signing and closing and (iv) if Dime does not enter into or complete an acquisition transaction prior to December 31, 2001, a fee of $5 million payable on December 31, 2001 (and any fees which Merrill Lynch may receive as financial advisor in the divestiture of any of Dime's businesses will be credited against this fee).

     Dime also has agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses incurred in connection with Merrill Lynch's activities under the letter agreement, including the reasonable fees and disbursements of its legal counsel.

     Dime also has agreed to indemnify Merrill Lynch and its affiliates and their respective directors, officers, employees, agents or controlling persons against losses, claims, damages and liabilities (including reasonable expenses incurred) to which these parties may become subject, including under federal securities laws, and related to or arising out of the Dime-Hudson merger, the North Fork hostile offer, any acquisition transaction and the services of Merrill Lynch under the letter agreement, other than for bad faith or gross negligence on the part of Merrill Lynch.

     In addition, during Merrill Lynch's engagement, Dime has agreed to offer a co-lead role to Merrill Lynch in any financing, public offering, private placement, tender offer, repurchase, recapitalization, extraordinary dividend, spin-off, divestiture, consent solicitation or foreign exchange or derivatives transaction in connection with Merrill Lynch's engagement.

     In the ordinary course of its business, Merrill Lynch and its affiliates may actively trade the debt and equity securities of Dime and North Fork for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in these securities. Merrill Lynch has informed Dime that, as of May 31, 2000, Merrill Lynch and its affiliates maintained a position in 7,300 shares of Dime common stock for their own account. Merrill Lynch and certain of its affiliates also may have voting or dispositive power with respect to certain shares of Dime common stock or other securities of Dime held in asset management, brokerage, fiduciary or other accounts, but Merrill Lynch and its affiliates disclaim beneficial ownership of such securities.

     In the past, Merrill Lynch provided financial advisory and financial services to Dime and its affiliates and received customary fees for those services. The address of Merrill Lynch is World Financial Center, North Tower, New York, New York 10281.

     Innisfree M&A Incorporated. Dime has also made arrangements with Innisfree M&A Incorporated to assist in soliciting proxies in connection with Dime's annual meeting of stockholders and in connection with its communications to stockholders with respect to North Fork's hostile offer. Additional information regarding Innisfree's engagement is set forth in the accompanying proxy statement. As of May 31, 2000, Innisfree does not own, beneficially or of record, any securities of Dime. The address of Innisfree is 501 Madison Avenue, 20th Floor, New York, New York 10022.

     Gavin Anderson & Company. Dime also retains Gavin Anderson & Company as its regular public relations firm for public and press announcements. In the context of the North Fork's hostile offer, Gavin Anderson will assist Dime with its communications to stockholders and the public. Gavin Anderson receives compensation based on the time it has spent on the project and is reimbursed for reasonable expenses. As part of the ongoing retention arrangement, Dime pays Gavin Anderson a minimum retainer of $10,000 per month, all of which is applied to the hourly fees charged for their services. As of May 31, 2000, Gavin Anderson does not own, beneficially or of record, any securities of Dime. The address of Gavin Anderson is 220 East 42nd Street, 4th Floor, New York, New York 10017.

     Abernathy MacGregor Group. The Abernathy MacGregor Group, a public relations firm, has typically been retained by Dime in conjunction with special financial projects. In September 1999, Dime retained Abernathy MacGregor for one year in connection with public and press relations and presentations regarding the proposed Dime-Hudson merger. In the context of North Fork's hostile offer, Abernathy MacGregor will assist Dime with its communications to stockholders and the public. Abernathy MacGregor receives compensation based on the time it has spent on the project and is reimbursed for reasonable expenses. As part of the retention arrangement, Dime pays Abernathy MacGregor a minimum retainer of $5,000 per month, all of which is applied to the hourly fees charged for their services. As of May 31, 2000, Abernathy MacGregor does not own, beneficially or of record, any securities of Dime. The address of Abernathy MacGregor is 501 Madison Avenue, New York, New York 10022.

     Status as Participants. None of Credit Suisse First Boston, Merrill Lynch, Innisfree, Gavin Anderson or Abernathy MacGregor hereby admits or believes that it or any of its partners, managing directors, directors, officers, employees, affiliates or controlling persons is a "participant" as defined in Schedule 14A under the Securities Exchange Act of 1934 or that Schedule 14A requires the disclosure of any information regarding it.

                      [This page intentionally left blank]

                      [This page intentionally left blank]

[LOGO]                                                      2000 ANNUAL MEETING

DIME BANCORP, INC.
c/o Innisfree M&A Incorporated
P.O. Box 5155
FDR Station
New York, NY 10150-5155

                                ADMISSION TICKET

You are cordially invited to attend the 2000 Annual Meeting of Stockholders of Dime Bancorp, Inc. on Friday, July 14, 2000 at Chelsea Piers, Pier 60, 23rd Street and Hudson River, New York, New York. The meeting will begin at 10:00 a.m., Eastern Daylight Time. Admission is limited to stockholders of Dime. This ticket should be presented at the meeting, together with proof of stock ownership, to expedite registration.

    Please arrive early and present this ticket and proof of stock ownership.

        If you need an admission ticket, please call our proxy solicitor,
         Innisfree M&A Incorporated, at (888) 750-5834 and request that they send one to you.

--------------------------------------------------------------------------------

                                 REVOCABLE PROXY

                               DIME BANCORP, INC.

                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                   FOR THE 2000 ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints Lawrence J. Toal, James E. Kelly and Gene C. Brooks as proxies, severally, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote all the shares of common stock of Dime Bancorp, Inc. held of record by the undersigned on May 18, 2000 as directed and, in their discretion, on all other matters that may properly come before the Annual Meeting of Stockholders to be held on July 14, 2000 and any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed by the stockholder. If no direction is given, this proxy will be voted for each of the nominees for election as director named below.

Your vote for or against the election of the entire slate of nominees for director may be indicated on the reverse side. The nominees are:

             J. Barclay Collins II, James F. Fulton, Virginia M. Kopp,
                  Sally Hernandez-Pinero and Lawrence J. Toal

     TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE(S), WRITE THEIR NAME(S) ON THE LINE PROVIDED ON THE REVERSE SIDE.

[SEE REVERSE]             TO BE SIGNED ON REVERSE SIDE            [SEE REVERSE]
    SIDE                                                               SIDE

                  Please mark
                  votes as indicated in
[X]               this example

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.

1.       Election of Directors (vote regarding the entire slate)
         Nominees:  J. Barclay Collins II, James F. Fulton,
                     Virginia M. Kopp, Sally Hernandez-Pinero and Lawrence J. Toal

FOR ALL   [   ]   WITHHELD   [   ]
NOMINEES          FROM ALL
                  NOMINEES
                                                                       MARK HERE IF YOU PLAN TO ATTEND THE MEETING             [   ]

[  ]       -------------------------------------
           For all nominees except as noted above                      MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT           [   ]


                                                                       Please sign, date, and return this card promptly in the
                                                                       enclosed envelope. Please sign exactly as your name appears hereon. When sharesare held by joint tenants, both should
                                                                       sign. When signing as attorney, executor, administrator,
                                                                       trustee, or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

 Signature:____________________________  Date: _________________ Signature:___________________________  Date:___________________

